Exhibit 10.1
“***” — Confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission under a Confidential Treatment Request, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended
$325,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of May 4, 2007
among
ARKANSAS BEST CORPORATION,
ABF AVIATION, LLC,
ABF CARTAGE, INC.,
ABF FARMS, INC.,
ABF FREIGHT SYSTEM, INC.,
ARKANSAS BEST AIRPLANE LEASING, INC.,
DATA-TRONICS CORP.,
FLEETNET AMERICA, INC,
FREIGHTVALUE, INC.,
GLOBAL SUPPLY CHAIN SERVICES, INC.
TRANSPORT REALTY, INC.,
TREAD-ARK CORPORATION,
TREAD-ARK INVESTMENT CORPORATION.,
TREAD-ARK REAL ESTATE CORPORATION,
collectively, the Borrowers,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and Lead Arranger,
and
BANK OF AMERICA, N.A. and SUNTRUST BANK
as Co-Syndication Agents,
and
WACHOVIA BANK, NATIONAL ASSOCIATION
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Co-Documentation Agents,
and
THE BANKS NAMED HEREIN
as the Lenders

v

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guaranty
Exhibit D	Form of Increased Commitment Agreement
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion or Continuation
Exhibit G	Form of Revolving Note
Exhibit H	Form of Swingline Note
Exhibit I	Form of Withholding Tax Certification
Exhibit J	Form of Borrowers’ Counsel Opinion
Exhibit K	Form of Borrower Joinder

SCHEDULES:

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Letters of Credit Outstanding
Schedule 1.1(c)	Certain Subsidiaries
Schedule 1.1(d)	Company Election Provisions
Schedule 4.1	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.10(a)	Tax Disclosure
Schedule 4.10(b)	Tax Returns; Waivers of Statute of Limitations
Schedule 4.13	Insurance Disclosure
Schedule 4.20	Taxpayer Identification Numbers
Schedule 6.1	Existing Liens and Secured Indebtedness
Schedule 6.6	Certain Intercompany Arrangements
Schedule 6.8	Certain Negative Pledges
Schedule 6.12	Outstanding Indebtedness
Schedule 9.2	Notice Information

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amended and Restated Credit Agreement, dated as of May 4, 2007, is among ARKANSAS BEST CORPORATION, a Delaware corporation (the “Company”), ABF AVIATION, LLC, an Arkansas limited liability company (“ABF Aviation”), ABF CARTAGE, INC., a Delaware corporation (“ABF Cartage”), ABF FARMS, INC., an Arkansas corporation (“ABF Farms”), ABF FREIGHT SYSTEM, INC., a Delaware corporation (“ABF Freight”), ARKANSAS BEST AIRPLANE LEASING, INC., an Arkansas corporation (“Airplane”), DATA-TRONICS CORP., an Arkansas corporation (“Data”), FLEETNET AMERICA, INC., an Arkansas corporation (“Fleetnet”), FREIGHTVALUE, INC., an Arkansas corporation (“Freightvalue”), GLOBAL SUPPLY CHAIN SERVICES, INC., an Arkansas corporation (“Global”), TRANSPORT REALTY, INC., an Arkansas corporation (“Transport”), TREAD-ARK CORPORATION, a Delaware corporation (“Tread”), TREAD-ARK INVESTMENT CORPORATION, a Nevada corporation (“Tread-Ark”), and TREAD-ARK REAL ESTATE CORPORATION, a Delaware corporation (“Real Estate”), (Company, ABF Aviation, ABF Cartage, ABF Farms, ABF Freight, Airplane, Data, Fleetnet, Freightvalue, Global, Transport, Tread, Tread-Ark, Real Estate are each, individually, a “Borrower”, and, collectively, the “Borrowers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as lead arranger and administrative agent (the “Administrative Agent”), BANK OF AMERICA, N.A., as a co-syndication agent and SUNTRUST BANK, as a co-syndication agent (collectively, the “Co-Syndication Agents”), WACHOVIA BANK, NATIONAL ASSOCIATION, as a co-documentation agent and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a co-documentation agent (collectively, the “Co-Documentation Agents”), and the LENDERS (as defined hereinbelow).
     A. Certain of the Lenders, the Company, certain of the other Borrowers, the Administrative Agent, the Co-Syndication Agents and the Documentation Agents are parties to that certain Amended and Restated Credit Agreement, dated as of September 26, 2003 (the “Existing Credit Agreement”).
     B. The parties hereto now desire to fully amend and restate the Existing Credit Agreement to modify certain terms and provisions thereof, all as more particularly set forth herein.
     NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement is fully amended and restated as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Accession Agreement” means an Accession Agreement in the form attached to the Guaranty as Annex 2 thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party to the Guaranty.
     “Acquisition Expenditures” means, for any period, the aggregate of all expenditures and costs of the Company or any of its Subsidiaries paid in cash, debt securities, Property (other than common stock of the Company), or the assumption of Indebtedness during such period for (a) the purchase or acquisition of assets of a business of another Person other than the Company or any of its Subsidiaries or (b) the acquisition of stock, partnership, joint venture interests or other equity interests in any Person other than the Company or any of its Subsidiaries.
     “Additional Permitted Indebtedness” has the meaning set forth in Section 6.12(e).
     “Additional Permitted Indebtedness Documents” has the meaning specified in Section 6.12(e)(ii).
     “Adjusted EBITDA” means EBITDA as adjusted, when applicable, to include (a) the historical financial results for the Calculation Period of a Subsidiary or a business acquired by the Company or any of its Subsidiaries pursuant to an acquisition consummated during the Calculation Period, in each case if, but only if, such Subsidiary or business acquired continues to be owned by the Company or its Subsidiaries as of the Calculation Day, and (b) any applicable adjustments pursuant to Article 11, Regulation S-X promulgated by the Securities and Exchange Commission.
     “Administrative Agent” has the meaning set forth in the first paragraph above, and shall include any successor administrative agent appointed pursuant to Section 8.7.
     “Administrative Agent’s Fee Letter” means the letter agreement dated as of March 27, 2007 between the Company and Wells Fargo.
     “Advance” means either a Revolving Advance or a Swingline Advance, any such Revolving Advance being either a Base Rate Advance or a Eurodollar Rate Advance.
     “Affected Lender” has the meaning set forth in Section 2.14(a).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.
     “Aggregate Commitment” means the Commitments of all Lenders.
     “Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time in accordance with its terms (including, without limitation, as it may be supplemented by any Increase Commitment Agreement).

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, subject to the terms and provisions of this definition, at any time with respect to any Revolving Advances, facility fees, letter of credit fees or utilization fees hereunder, the following percentages determined as a function of the ratings by the Selected Rating Agencies, applicable on such date, of the Company’s Senior Debt as set forth below:

	Senior Debt Rating
Tier				Eurodollar	Base Rate	Facility	Letter of	Utilization
Level	S&P	Moody’s	Fitch	Rate Advances	Advances	Fees	Credit Fees	Fees
I	A or higher	A2 or higher	A or higher	0.190%	0.000%	0.060%	0.190%	0.050%
II	A-	A3	A-	0.230%	0.000%	0.070%	0.230%	0.050%
III	BBB+	Baa1	BBB+	0.295%	0.000%	0.080%	0.295%	0.075%
IV	BBB	Baa2	BBB	0.350%	0.000%	0.100%	0.350%	0.100%
V	BBB-	Baa3	BBB-	0.425%	0.000%	0.150%	0.425%	0.100%
VI	BB+ or less	Ba1 or less	BB+ or less	0.525%	0.000%	0.200%	0.525%	0.150%
If (with respect to the table above) the Senior Debt Ratings of the Selected Rating Agencies fall within different Tier Levels, the Applicable Margin shall be based on the higher Senior Debt Rating unless the higher Senior Debt Rating is two or more Tier Levels above the lower Senior Debt Rating, in which case the Senior Debt Rating which is the level directly above the lower Senior Debt Rating will apply. If the ratings established by either of the Selected Rating Agencies for the Company’s Senior Debt change (other than as a result of a change in the rating system of such Selected Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Selected Rating Agency. If the rating system of either Selected Rating Agency shall change when a rating for the Company’s Senior Debt exists from both Selected Rating Agencies, then such Selected Rating Agency’s, “Senior Debt Rating” as referred to in the table above shall be, if and to the extent objectively determinable, changed to the equivalent new rating with the effect that such change in the rating system shall have no effect on the Applicable Margin that would have been determined under the table above if such rating change had not occurred or, if and to the extent the same is not objectively determinable, then the Applicable Margin shall be based on the rating of the Selected Rating Agency that has not changed its rating system or, if both Selected Rating Agencies have changed their rating system, the Selected Rating Agency as to which the change is objectively determinable or, if the change is not objectively determinable as to either Selected Rating Agency, then the Applicable Margin shall be determined as provided in the last sentence of this definition. If either such Selected Rating Agency shall cease to rate corporate debt obligations of the Company, then the Applicable Margin shall be based on the rating of the Selected Rating Agency that continues to rate the corporate debt obligations of the Company. If both of the Selected Rating Agencies shall change their rating system and the effect thereof is not objectively determinable as explained above, cease rating the Company’s Senior Debt or cease to be in the business of rating corporate debt obligations, then the Company and the Administrative Agent shall select a substitute nationally recognized statistical rating agency or agencies, as the case may be; provided, however, that if the Company and the Administrative Agent cannot mutually agree on such a substitute rating agency, then a substitute nationally recognized statistical rating agency or agencies, as the case may be, shall be selected and approved by the Company, the Administrative Agent and the Majority Lenders; provided, further, however, that if the Company, the Administrative Agent and the Majority Lenders cannot mutually agree on such a substitute rating agency, then the Applicable Margin shall be the rate then most recently determined in accordance with this definition. From the Effective Date until, but not including the effective date of any change in the Senior Debt Rating as provided herein, the Applicable Margin shall be based on Tier III.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Auction Rate Securities” means long-term debt or equity securities that reset the interest/dividend rate on a short-term basis via a Dutch auction. The reset periods are typically 7, 28, 35 or 49 days. The holder of the security has the option to either sell or hold the security at each reset period.
     “Availability” means, as of any date of determination, the amount by which (a) the aggregate Commitments at such date exceeds (b) the aggregate amount of all outstanding Revolving Advances, all outstanding Swing Line Advances and Letter of Credit Exposure at such date.
     “Base Rate” means, on any date, the interest rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) or (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Federal Funds Rate or the Prime Rate shall be effective on the effective day of such change in the Federal Funds Rate or the Prime Rate, respectively.
     “Base Rate Advance” means an Advance which bears interest as provided in Section 2.6(a).
     “Blockage Event” means (a) an Event of Default with respect to the payment of principal, interest or fees described in Section 7.1(a) occurs and is continuing; or (b) any other default under the terms of any Indebtedness (including Indebtedness hereunder) of any Borrower or any

Guarantor which is senior to Subordinated Debt of any Borrower or any Guarantor occurs and is continuing that permits (or with the giving of notice would permit) the Administrative Agent or any Lender (or any other Person permitted to act on behalf of the Administrative Agent or any Lender) to accelerate the maturity of any of the Advances and the holder of or trustee with respect to such Subordinated Debt receives a payment blockage notice from any Person permitted to give such notice (subject to any limitation on the number of payment blockage notices that may be delivered); provided, each Blockage Event described in this clause (b) shall end on the first to occur of (i) 179 days after the commencement date of such Blockage Event, (ii) the date determined by the Administrative Agent, in its reasonable discretion, to be the last day for a blockage period with respect to Indebtedness of Persons (other than the Company or any of its Subsidiaries) which Indebtedness had a principal amount, terms of payment and rating issued by a Selected Rating Agency at the time of its issuance similar to the principal amount, terms of payment and rating issued by a Selected Rating Agency of the Subordinated Debt with respect to which the Blockage Event exists, (iii) the date such default shall have been cured or waived or such Indebtedness shall have been repaid in full, or (iv) the date of written termination or withdrawal of the suspension of payments on the Subordinated Debt by the Administrative Agent.
     “Borrower” and “Borrowers” have the meaning set forth in the first paragraph above, and shall include any successor(s), legal representative(s) or permitted assignee(s) thereof, and shall also include any Domestic Subsidiary of the Company who becomes a Borrower pursuant to a Borrower Joinder.
     “Borrower Joinder” means the Borrower Joinder in substantially the form of Exhibit K, appropriately completed, by any Domestic Subsidiary that becomes a Borrower under this Agreement.
     “Borrowing” means a Revolving Borrowing or the making of a Swingline Advance by the Swingline Lender.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.
     “Calculation Day” means the last day of each fiscal quarter.
     “Calculation Period” means, with respect to any Calculation Day, the period of the four consecutive fiscal quarters ending on such day.
     “Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means, for any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other partnership interests), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated) of corporate stock or any of the foregoing issued by such

     Person and includes, without limitation, securities exchangeable for or convertible into Capital Stock and rights, warrants or options to acquire Capital Stock.
     “Cash Collateral Account” means a special cash collateral account containing cash deposited pursuant to Section 2.7(c), 2.17(a), 7.2(b) or 7.3(b), which account shall be under the sole dominion and control of the Administrative Agent, and shall be maintained at the Administrative Agent’s office in accordance with Section 7.4.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Closing Date” means May 4, 2007.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Co-Documentation Agents” has the meaning set forth in the first paragraph hereof.
     “Collateral” shall mean any Property in which the Administrative Agent, for and on behalf of the Lenders, has been granted, or is required to be granted, a Lien as security for the payment or performance of the Obligations.
     “Commercial Paper Indebtedness” has the meaning set forth in Section 6.12(d).
     “Commitment” means, with respect to any Lender, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as its Commitment, or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.6(c), as such amount may be reduced pursuant to Section 2.4 or increased pursuant to Section 2.14(b), 2.16 or 2.17.
     “Commitment Supplement” has the meaning set forth in Section 2.16.
     “Communications” has the meaning set forth in Section 9.2(c).
     “Company” has the meaning set forth in the first paragraph above.
     “Company Election” has the meaning set forth on the attached Schedule 1.1(d).
     “Company Election Charge” has the meaning set forth on the attached Schedule 1.1(d).
     “Company Election Debt” means Indebtedness of the Company incurred to be used in whole or in part to satisfy the obligations incurred by the Company as a result of the occurrence of the Company Election.
     “Compliance Certificate” means a certificate of the Company in substantially the form of the attached Exhibit B, appropriately completed.

     “Consolidated” refers to the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including, when used in reference to the Company, principles of consolidation consistent with those applied in the preparation of the Financial Statements.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding Capital Stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors (or individuals or body or group of individuals performing the same or substantially similar functions as the board of directors of a corporation) of such Person.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(b).
     “Co-Syndication Agents” has the meaning set forth in the first paragraph hereof.
     “Credit Documents” means this Agreement, the Notes, the Guaranty, the Foreign Stock Pledge Agreements, if any are required hereunder, any Borrower Joinder, the Administrative Agent’s Fee Letter and each other agreement, instrument or document executed by the Company or any of its Subsidiaries at any time in connection with this Agreement.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Dollar Equivalent” means the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by the Administrative Agent, at 10:00 a.m. (Dallas, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.
     “Dollars” and “$” means lawful money of the U.S.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 9.2 or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Domestic Subsidiary” means a Subsidiary of the Company formed under the laws of the U.S. or any state or territory thereof.
     “EBITDA” means, as to any Person and its Consolidated Subsidiaries and for any period for which such amount is being determined, without duplication, the sum of the following for such Person for such period in accordance with GAAP (a) Consolidated Net Income plus (b) Consolidated Interest Expense, plus (c) income and franchise taxes to the extent deducted in determining Consolidated Net Income, plus (d) depreciation and amortization expense to the extent deducted in determining Consolidated Net Income.
     “Effective Date” means the date all of the conditions precedent set forth in Section 3.1 have been satisfied or waived by the Administrative Agent and the Lenders, and the Administrative Agent shall have confirmed the same in writing to the Borrowers and the Lenders.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender (with the consent of the Company (unless an Event of Default has occurred and is continuing), the Administrative Agent, the Swingline Lender and the Issuing Lenders, such consents not to be unreasonably withheld or delayed); (c) an Approved Fund (with the consent of the Company (unless an Event of Default has occurred and is continuing), the Administrative Agent, the Swingline Lender and the Issuing Lenders, such consents not to be unreasonably withheld or delayed); (d) a commercial bank organized under the laws of the U.S., or any State thereof, and having primary capital of not less than $250,000,000 (with the consent of the Company (unless an Event of Default has occurred and is continuing), the Administrative Agent, the Swingline Lender and the Issuing Lenders, such consents not to be unreasonably withheld or delayed), (e) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) (with the consent of the Company (unless an Event of Default has occurred and is continuing), the Administrative Agent, the Swingline Lender and the Issuing Lenders, such consents not to be unreasonably withheld or delayed), and (f) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swingline Lender and the Issuing Lender and (ii) unless an Event of Default has occurred and is continuing, the Company.
     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. Section 9601(8) (1998).
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means all Legal Requirements arising from, relating to or in connection with the Environment, health or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious or toxic substances, materials or wastes.

     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 9.2 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent ) of (a) the rate per annum appearing on the Reuters Screen LIBOR 01 (or such other display screen as may replace Reuters Screen LIBOR 01 or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan or Portion to be made or funded by the Administrative Agent as part of such Borrowing. The Eurodollar Rate shall be adjusted automatically as to all Eurodollar Rate Advances then outstanding as of the effective date of any change in the Reserve Requirement. The determination and calculation of the Eurodollar Rate and each component thereof by the Administrative Agent shall be conclusive and binding, absent manifest error.
     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.6(b).
     “Events of Default” has the meaning set forth in Section 7.1.
     “Excess Amount” has the meaning set forth in Section 2.7(c)(iv).
     “Exchange Act” has the meaning set forth in Section 2.4(b)(i).
     “Existing Lender” has the meaning set forth in Section 2.16.

     “Existing Credit Agreement” has the meaning set forth in the second paragraph above.
     “Existing Lien” means a mortgage Lien on real Property which is existing on the Effective Date and which is identified on Schedule 6.1.
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Extending Lender” has the meaning specified in Section 2.17(a).
     “Extension Required Lenders” has the meaning specified in Section 2.17(a).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upward, to the nearest whole multiple of 1/100 of 1% per annum) equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Financial Statements” means the financial statements described in Section 4.5.
     “Fitch” means Fitch, Inc., and any successor thereto which is a nationally recognized statistical rating organization.
     “Fixed Charge Coverage Ratio” means, as of any Calculation Day, the ratio of (a) the sum of (i) the Company’s Adjusted EBITDA plus (ii) Consolidated Rent Expense, in each case for the Calculation Period ending on such Calculation Day to (b) the sum of (i) Consolidated Rent Expense, plus (ii) Consolidated Interest Expense, plus (iii) all scheduled payments of Indebtedness with an original maturity date at least one year after the date incurred, in each case for the Calculation Period ending on such Calculation Day.
     “Foreign Stock Pledge Agreements” has the meaning set forth in Section 2.18(b).
     “Foreign Subsidiary” means a Subsidiary of the Company other than a Domestic Subsidiary.
     “Fraudulent Transfer Laws” has the meaning set forth in Section 9.19(d).
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

     “GAAP” means U.S. generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
     “Governmental Authority” means any foreign governmental authority, the U.S., any state of the U.S. and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Company or the Company’s Subsidiaries or any of their respective Properties.
     “Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.
     “Guarantor” means each Domestic Subsidiary that executes, or is required by this Agreement to execute, the Guaranty, and “Guarantors” means such Persons collectively. There are no Guarantors on the Effective Date.
     “Guaranty” means the Subsidiary Guaranty and Contribution Agreement dated of even date herewith in substantially the form of the attached Exhibit C, appropriately completed, executed by each Guarantor, as it may be amended hereafter in accordance with its terms.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Increase Amount” means the total amount by which the Company desires to increase the aggregate Commitments pursuant to Section 2.16, which amount shall be (a) an amount not less than the lesser of (i) $525,000,000 minus the then current amount of the aggregate Commitments or (ii) $20,000,000, and (b) an amount that is either (i) an integral multiple of $10,000,000 or (ii) if (but only if) the amount of the aggregate Commitments then in effect is $515,000,000 or more, an amount equal to the remainder of $525,000,000 minus the amount of the aggregate Commitments then in effect.
     “Increase Notice” means a written notice sent by the Company to the Administrative Agent instructing the Administrative Agent that the Company wishes to increase the aggregate Commitments hereunder pursuant to the terms and conditions of Section 2.16, which notice shall include the requested Increase Amount.
     “Increased Commitment Agreement” means an Increased Commitment Agreement in substantially the form of the attached Exhibit D, appropriately completed, executed by the Company, the Administrative Agent and the other lending institutions party thereto.
     “Indebtedness” means (without duplication), at any time and with respect to any Person:

     (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased and all other obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, but excluding for avoidance of doubt (i) amounts constituting trade payables or bank drafts payable within 120 days, (ii) accrued liabilities (including liability amounts for compensation, compensated absences, workers’ compensation, property damage and liability claims and other similar liabilities) which are required to be accrued on the balance sheet of such Person in accordance with GAAP, (iii) unfilled purchase orders, (iv) deferred taxes, and (v) other liabilities (including liability amounts for pensions, deferred compensation agreements, derivative instruments and other similar liabilities) which are required to appear as liabilities on the balance sheet of such Person in accordance with GAAP, in each case (i.e., as to each of clauses (i) through (v) preceding) only if and to the extent the same arise in the ordinary course of business and are not evidenced by bonds, notes, debentures or other similar instruments;
     (b) indebtedness of others which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor;
     (c) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness;
     (d) obligations of such Person in respect of letters of credit, surety bonds, acceptance facilities or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, other than amounts constituting trade payables or bank drafts payable within 120 days and arising in the ordinary course of business (provided, however, that the foregoing (other than standby letters of credit) shall not constitute “Indebtedness” if and to the extent they constitute only contingent obligations, such as the undrawn portion of outstanding commercial letters of credit, surety bonds or other similar instruments which are not required to be recorded on a balance sheet prepared in accordance with GAAP);
     (e) obligations of such Person under Capital Leases; and
     (f) the outstanding amount of preferred trust securities or other similar arrangements.
     The amount of any capital lease obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnitee” has the meaning set forth at Section 9.7.
     “Insolvent” means, with respect to any Person, (a) the present fair saleable value of such Person’s assets is less than the amount that will be required to pay its probable liability on its then existing legal liabilities, either matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as they become absolute or matured, or (b) the property remaining in its hands is an unreasonably small capital for the business or transaction in which it is engaged or is about to engage.

     “Interest Expense” means, as to any Person and for any period, and without duplication, all interest on debt or other Indebtedness of such Persons accrued during such period, including interest portion of payments under Capital Leases, and the amortization of deferred financing costs and letter of credit fees with respect to such debt or other Indebtedness during such period, in each case in accordance with GAAP.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be 7, 14 or 28 days or one, two, three, six or nine months (in the case of 9 months only, if available to all Lenders), in each case as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (Dallas, Texas time) on the third Business Day prior to the first day of such Interest Period (except as otherwise provided in Section 2.2(a)), select; provided, however, that:
     (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Lender” means Wells Fargo or any other Lender (with the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed) which agrees at the request of the Borrower to act as issuer of a Letter of Credit hereunder, in each case in its capacity as issuer of a Letter of Credit, or any Lender acting as a successor Issuing Lender pursuant to Section 8.7, and “Issuing Lenders” means, collectively, all of such Lenders. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “Joint Venture Indebtedness” means Indebtedness of any partnership or joint venture in which the Company or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or official interpretation of any of the foregoing) of, or the terms of any license or permit issued by, any Governmental Authority.
     “Lenders” means each of the lenders party to this Agreement, including without limitation each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6, and, as the context requires, includes the Swingline Lender.
     “Letter of Credit” means, individually, any standby or commercial letter of credit issued by an Issuing Lender which is subject to this Agreement, including, without limitation, the letters of credit described on Schedule 1.1(b), and “Letters of Credit” means all such letters of credit collectively.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents and instruments entered into in connection with or relating to such Letter of Credit.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
     “Letter of Credit Obligations” means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit.
     “Leverage Ratio” means, as of any Calculation Day, the ratio of the Company’s Total Funded Debt, as of such Calculation Day, to its Adjusted EBITDA for the Calculation Period ending on such Calculation Day.
     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).
     “Liquid Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or an agency of the U.S.;
     (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits or other similar banking arrangements maturing within one year from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or Moody’s, and (ii) commercial paper issued by (A) any Lender or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or, upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Company with the consent of the Majority Lenders;
     (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s;
     (d) shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in underlying securities of the types described in clauses (a), (b) and (c) above and which do not constitute “margin stock” within the meaning of Regulation U of the Federal Reserve Board;
     (e) Auction Rate Securities which are rated not less than “A” (or the equivalent) by the rating service of S&P or Moody’s); and
     (f) such other instruments (within the meaning of Article 9 of the UCC) as the Company may request and the Majority Lenders may approve in writing, which approval will not be unreasonably withheld.
     “Majority Lenders” means, at any time, two or more Lenders holding (either directly in the case of the Revolving Advances or directly or indirectly through participation interests in the case of the Letter of Credit Exposure and through their respective Pro Rata Shares in case of Swingline Advances) at least 51% of the sum of (a) the then aggregate unpaid principal amount of the Revolving Advances, (b) the then aggregate amount of the Letter of Credit Exposure at such time, and (c) the aggregate unpaid principal amount of the Swingline Advance at such time, or, if no such principal amount or Letter of Credit Exposure is then outstanding, Lenders having at least 51% of the aggregate amount of the Commitments at such time.
     “Mandatory Revolving Borrowing” means a Revolving Borrowing comprised of Base Rate Advances made to repay a Swingline Advance which has not been repaid to the Swingline Lender on the date due.
     “Material Adverse Change” shall mean a material adverse change in (a) the business, assets, financial condition or results of operations of the Borrowers and the Guarantors, taken as a whole, in each case since the date of the Company’s latest quarterly financial statements provided to the Administrative Agent, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to pay or perform the Obligations when due or (c) the validity or enforceability of any of the Credit Documents against the Company or any Material Subsidiary of the Company then a party thereto.
     “Material Subsidiary” means, at any time, any Subsidiary of the Company that meets either of the following conditions:
     (a) such Subsidiary’s total assets, as of the last day of the immediately preceding Calculation Day, are equal to or greater than five percent (5%) of the Consolidated total assets of the Company and its Subsidiaries as of such Calculation Day, determined in accordance with GAAP; or
     (b) such Subsidiary’s EBITDA, for any Calculation Period, is equal to or greater than five percent (5%) of the Consolidated EBITDA of the Company and its Subsidiaries for such Calculation Period;
in each case above as calculated by reference to the latest quarterly or annual financial statements, as the case may be, of the Company and its Subsidiaries.
     “Maturity Date” means May 4, 2012, as such date may be extended from time to time pursuant to Section 2.17; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is making or accruing an obligation to make contributions.
     “Net Income” means, for any Person for any period for which such amount is being determined, the net income of such Person after taxes, as determined in accordance with GAAP, excluding, however (without duplication), any after-tax net gains or losses or costs during such period resulting from (a) extraordinary items as determined in accordance with GAAP, including but not limited to any net gain or loss arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business or any write-up or write-down of assets, (b) changes in accounting principles and other one time non cash charges, and (c) the disposition of the Subsidiaries identified on Schedule 1.1(c).
     “Net Purchase Price” means the aggregate cash consideration paid in connection with any Acquisition Expenditure plus any assumptions of Indebtedness in connection with such Acquisition Expenditure.
     “New Lender” has the meaning set forth in Section 2.16.
     “New Commitment” has the meaning set forth in Section 2.16.

     “Non-Company Borrower” has the meaning set forth in Section 9.20(d).
     “Non-U.S. Lender” has the meaning set forth in Section 2.11(e).
     “Note” means a Revolving Note or the Swingline Note.
     “Notice” has the meaning set forth in Section 9.2(c).
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E, appropriately completed, signed by a Responsible Officer of a Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F, appropriately completed, signed by a Responsible Officer of a Borrower.
     “Obligations” means all Advances, Reimbursement Obligations and all other amounts payable by the Company or any of its Subsidiaries to the Administrative Agent, any Issuing Lender or any Lender under the Credit Documents (including, without limitation, all fees, costs and expenses (including, without limitation, attorneys’ fees) provided for in the Credit Documents), and including interest and fees that accrue after the commencement by or against any Borrower or Guarantor or any affiliate thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization or similar proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Other Taxes” has the meaning set forth in Section 2.11(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Platform” has the meaning set forth in Section 9.2(c).
     “Prime Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest then most recently publicly announced by or within Wells Fargo at its principal office in San Francisco, California, as its prime rate evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate (which may not be the lowest rate offered to its customers), whether or not any Borrower has notice thereof. Each change in the Prime Rate will be effective on the day such change is announced within Wells Fargo.
     “Property” of any Person means any and all property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Proposed Participant” has the meaning set forth in Section 9.6(f).
     “Pro Rata Share” means, at any time with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances (including participation interests in Swingline Advances) and direct interest (if such Lender is the Issuing Lender with respect to such Letter of Credit) or participation interest in the Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Lenders at such time.
     “Receivables” means all rights to receive payment for goods sold or for services rendered in the ordinary course of business.
     “Refusing Lender” has the meaning set forth in Section 2.17(a).
     “Register” has the meaning set forth in Section 9.6(c).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended, modified or supplemented from time to time or any successor regulation thereto.
     “Reimbursement Obligations” means all of the obligations of the Borrowers set forth in Section 2.13(c).
     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Rent Expense” means, for any Calculation Period, the amount expensed by the Company under leases of real property and Revenue Equipment treated under GAAP as operating leases and having an original term of one year or more, determined in accordance with GAAP and on the basis of Consolidated financial statements.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.
     “Reserve Requirement” means the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including, without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under regulations issued by the Federal Reserve Board (including, without limitation, Regulation D) or any other Governmental Authority with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D).
     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the secretary of such Person.
     “Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Subordinated Debt, and (b) the making by any Person of any dividends or other distributions (in cash, property or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any Capital Stock of such Person, other than dividends payable in the same class of such Person’s Capital Stock.
     “Revenue Equipment” means, with respect to any Person, all commercial trucks, tractors and trailers leased by such Person as of the date of determination.
     “Revolving Advance” means any advance by a Lender to any Borrower pursuant to Section 2.1(a).
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Lender pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.2(b).
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the principal amount of such Lender’s Revolving Advances and such Lender’s Pro Rata Share of the Letter of Credit Exposure and Swingline Advances at such time.
     “Revolving Note” means a promissory note of the Borrowers payable to the order of any Lender, in substantially the form of the attached Exhibit G, appropriately completed, evidencing indebtedness of the Borrowers to such Lender resulting from Revolving Advances owing to such Lender.
     “RL Maturity Date” has the meaning set forth in Section 2.17(a).
     “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.
     “Selected Rating Agency” means, at any time, any two of S&P, Moody’s and Fitch, as selected by the Company by written notice to the Administrative Agent, which selection may not be changed for a period of at least (i) one month after the Closing Date and (ii) twelve months after the date of receipt by the Administrative Agent of the previous selection, unless S&P, Moody’s or Fitch, as the case may be, materially changes its rating system or ceases to rate the

Senior Debt of the Company, in which case such selection may be changed to another nationally recognized rating agency at such time, so long as either S&P or Moody’s remains one of the Selected Rating Agencies. The Selected Rating Agencies on the Closing Date shall be S&P and Moody’s.
     “Senior Debt” means the Company’s senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money; provided, however, that if either of the Selected Rating Agencies does not rate the Company’s Senior Debt, then all references in this Agreement to such rating agency’s rating of “Senior Debt” shall mean the Company’s “corporate credit rating”.
     “Subordinated Debt” means any Indebtedness of the Company or any of its Subsidiaries which is subordinated to their respective obligations under the Credit Documents.
     “Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of Capital Stock having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Capital Stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
     “Supplementing Lenders” has the meaning set forth in Section 2.16.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swingline Advance” has the meaning set forth in Section 2.1(b).
     “Swingline Lender” means Wells Fargo in its capacity as provider of Swingline Advances, or any successor swingline lender hereunder.
     “Swingline Note” means a promissory note of the Borrowers payable to the order of the Swingline Lender in substantially the form of the attached Exhibit H, appropriately completed, evidencing the indebtedness of the Borrowers to the Swingline Lender from Swingline Advances owing to the Swingline Lender.
     “Synthetic Lease” means any synthetic lease, tax retention operation lease or similar financing transaction where such transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease in accordance with GAAP.
     “Tax Refund” means the refund in cash of federal Taxes to be received by the Company as a result of the net operating loss carryback incurred as a result of the Company Election.
     “Taxes” has the meaning set forth in Section 2.11(a).
     “Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Company or any member of its Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Termination Notice” has the meaning set forth in Section 2.4(b).
     “Total Funded Debt” means (without duplication), on a Consolidated basis and at any time, the sum of (a) all Indebtedness of the Company and/or any of its Subsidiaries, other than Indebtedness consisting of (i) obligations of the Company and its Subsidiaries in respect of standby letters of credit associated with the replacement of surety bonds not to exceed $45,000,000 in aggregate amount, and (ii) surety bonds, acceptance facilities, trade payables or bank drafts, plus (b) the Attributable Indebtedness in respect of all Synthetic Leases. For avoidance of doubt, (a) standby letters of credit (other than those associated with the replacement of surety bonds not to exceed $45,000,000 in aggregate amount) whether funded or unfunded and (b) commercial letters of credit, but only if funded, are included in Total Funded Debt.
     “Type” has the meaning set forth in Section 1.4.

     “UCC” means the Uniform Commercial Code as in effect in the State of Texas and/or any other jurisdiction, the laws of which may be applicable to or in connection with the creation, perfection or priority of any Lien on any Property.
     “U.S.” means the United States of America.
     “VSP and SBP Assets” means assets of the Company invested in third parties and used to fund benefits under the Company’s voluntary savings and supplemental benefit plan.
     “Wells Fargo” means Wells Fargo Bank, National Association.
     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.3 Accounting Terms; Changes in GAAP.
     (a) Subject to Section 1.3(c), all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.
     (b) Unless otherwise indicated, all financial statements of the Company, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the Consolidated accounts of the Company and its Subsidiaries in accordance with GAAP.
     (c) If any changes in accounting principles after the Effective Date are (i) required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies, or (ii) recommended by the Company or its certified public accountants and implemented by the Company and such change results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement and the Company notifies the Administrative Agent that the Company requests an amendment to any provision of this Agreement to eliminate the effect of such change or (iii) if the Administrative Agent notifies the Company that the Administrative Agent or the Majority Lenders request an amendment to any provision of this Agreement for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the Company’s and its Consolidated Subsidiaries’ financial condition shall be the same after such change as if such change had not been made. Notwithstanding anything to the contrary contained in this Agreement, from the date of any such request in accordance with this Section 1.3(c) and until such time (if ever) as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Lenders or the request for such an amendment has been withdrawn by the Person or Persons making such request, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such changes in accounting principles required by GAAP or recommended by the Company or the Company’s certified public accountants and implemented by the Company had not occurred.

     (d) To enable the ready and consistent determination of compliance with the covenants set forth in this Agreement, neither the Company nor any of its Subsidiaries will change the last day of its fiscal year from December 31st or the last days of the first three fiscal quarters of the Company and its Subsidiaries in each of its fiscal years from that existing on the Closing Date unless the Company has given written notice to the Administrative Agent of the Company’s intention to make such change at least 60 days prior to the effective date of such change.
     Section 1.4 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Base Rate Advance or Eurodollar Rate Advance, each of which constitutes a Type.
     Section 1.5 Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.
     Section 1.6 References to Agreements. Unless otherwise expressly provided herein, references to Credit Documents shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto and replacements thereof.
ARTICLE II
THE ADVANCES AND THE LETTERS OF CREDIT
     Section 2.1 The Advances.
     (a) Revolving Advances. Subject to the succeeding proviso, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrowers from time to time on any Business Day prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to the remainder of such Lender’s Commitment minus such Lender’s Pro Rata Share of the outstanding Swingline Advances and the Letter of Credit Exposure at such time; provided, however, that the aggregate amount of all outstanding Revolving Advances, all outstanding Swingline Advances and the Letter of Credit Exposure at any time may not exceed the aggregate Commitments at such time. Within the limits of each Lender’s Commitment, the Borrowers may from time to time borrow, prepay (in whole or in part) and reborrow Revolving Advances.
     (b) Swingline Advances. Subject to the succeeding proviso, on the terms and conditions set forth in this Agreement, the Swingline Lender may, in its sole discretion from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“Swingline Advances”) under the Swingline Note to the Borrowers in an aggregate principal amount not to exceed $25,000,000 outstanding at any time; provided, however, that the aggregate amount of all outstanding Revolving Advances, all outstanding Swingline Advances and the Letter of Credit Exposure at any time may not exceed the aggregate Commitments at such time; and provided, further, that no Swingline Advance shall be made by the Swingline Lender if, to its knowledge, the statements set forth in Section 3.2(a) are not true on the date of such Swingline Advance, it being agreed by the Borrowers that the giving of the applicable Notice of Borrowing and the acceptance by any Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrowers that on the date of such Swingline Advance such statements are true. Subject to the other provisions hereof, the Borrowers may from time to time borrow, prepay (in whole or in part) and reborrow Swingline Advances.
     (i) Except as provided in the following clause (ii) below, each request for a Swingline Advance shall be made pursuant to telephone or email notice to the Swingline Lender given no later than 1:00 p.m. (Dallas, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the Administrative Agent. The Swingline Lender will promptly make the Swingline Advance available to the applicable Borrower at such Borrower’s account designated in its written notice to the Administrative Agent.
     (ii) The Borrowers and the Lenders agree that in the event any Swingline Advance is not repaid on the date due to the Swingline Lender, each Lender shall pay to the Administrative Agent its Pro Rata Share of such Swingline Advance and such payment shall be deemed to be a Base Rate Advance made pursuant to such Lender’s Commitment, whether made before or after termination of the Commitments, acceleration of the Advances or otherwise, and whether or not a Default has then occurred or is continuing or any of the other conditions precedent set forth in Article III have been satisfied. The Administrative Agent shall give each Lender notice of such Mandatory Revolving Borrowing by 11:00 a.m. (Dallas, Texas time) on the date the Mandatory Revolving Borrowing is to be made. Each Lender shall make its Advance available to the Administrative Agent for the account of the Swingline Lender in immediately available funds by 1:00 p.m. (Dallas, Texas time) on the date requested, and the Borrowers hereby irrevocably instructs the Swingline Lender to apply the proceeds of such Mandatory Revolving Borrowing to the payment of the outstanding Swingline Advances.
     Section 2.2 Method of Borrowing.
     (a) Notice. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing given, not later than (i) 11:00 a.m. (Dallas, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 11:00 a.m. (Dallas, Texas time) on the Business Day of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower requesting such Revolving Borrowing to the Administrative Agent, and on the day of its receipt of a timely Notice of Borrowing, the Administrative Agent shall transmit a copy of such notice to each Lender by telecopier; provided, however, that the Administrative Agent and each of the Lenders hereby waive the requirement in clause (i) of this Section 2.2(a) that any Borrower provide three Business Days advance written notice of the date of the initial Borrowing. Each Swingline Advance shall be made pursuant to a Notice of Borrowing given by the applicable Borrower to each of the Administrative Agent and the Swingline Lender not later than 1:00 p.m. (Dallas, Texas time) on the day of the proposed Borrowing. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing, and (D) if such

Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.6(b). Each Lender shall (1) in the case of all Revolving Borrowings other than Borrowings made on the same day as the day the Notice of Borrowing is received, before 1:00 p.m. (Dallas, Texas time) on the date of such Borrowing and (2) in the case of Revolving Borrowings made on the same day as the date of the Notice of Borrowing or Mandatory Revolving Borrowings, before 1:00 p.m. (Dallas, Texas time), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s address referred to in Section 9.2, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and, except in the case of Mandatory Revolving Borrowings, upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower requesting such funds or, in the case of Mandatory Revolving Borrowings, to the Swingline Lender, in each case at such Borrower’s or the Swingline Lender’s (as applicable) account designated in its respective written notice to the Administrative Agent.
     (b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Revolving Borrowing under this Section, the Borrower making such election shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Dallas, Texas time) (i) on the Business Day of the proposed conversion date in the case of a Conversion of such Advances to Base Rate Advances and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a Continuation of, Eurodollar Rate Advances, the requested Interest Period. Revolving Advances may only be Converted or continued as Revolving Advances. Swingline Advances may not be Converted or continued. Promptly after receipt of a Notice of Conversion or Continuation under this Section 2.2(b), the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.6(b). For purposes other than the conditions set forth in Section 3.2, the portion of Revolving Advances comprising part of the same Revolving Borrowing that are Converted to Revolving Advances of another Type shall constitute a new Revolving Borrowing.
     (c) Certain Limitations. Notwithstanding anything in Sections 2.2(a) and 2.2(b) above:
     (i) each Borrowing (other than a Borrowing of Swingline Advances) shall be in an aggregate amount not less than (A) $1,000,000 or greater multiples of $500,000, in the case of Eurodollar Rate Advances, or (B) $500,000 or greater multiples of $100,000, in the case of Base Rate Advances, and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments;
     (ii) at no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Rate Advances;
     (iii) no Borrower may select Eurodollar Rate Advances for any Borrowing to be made if (A) the aggregate amount of such Borrowing is less than $1,000,000 or (B) a Default has occurred and is continuing;
     (iv) no Borrower may select Eurodollar Rate Advances for any Borrowing to be Converted or continued if (A) the aggregate amount of such Borrowing is less than $1,000,000 or (B) an Event of Default has occurred and is continuing;
     (v) (A) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, such Lender’s Pro Rata Share of such Borrowing shall be made as a Base Rate Advance of such Lender, but otherwise shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this clause (v) and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;
     (vi) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of such Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify such Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;
     (vii) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of such Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify such Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

     (viii) if any Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and Section 2.2(a) or 2.2(b) above, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will be made available to such Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Converted into Base Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrowers. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrowers shall indemnify each Lender against any loss or out-of-pocket cost or expense incurred by such Lender as a result of any condition precedent for Borrowing set forth in Article III not being satisfied or waived by the Administrative Agent and the Majority Lenders for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing or Mandatory Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.2(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrowers severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to any Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     Section 2.3 Fees.
     (a) Facility Fees. The Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a facility fee on the average daily aggregate amount of the Commitments, irrespective of the Borrowers’ usage of such Commitments, at a rate per annum equal to the Applicable Margin for the period from the Effective Date until the Maturity Date, which fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.
     (b) Letter of Credit Fees.
     (i) The Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a fee in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin calculated on the average daily maximum amount available from time to time to be drawn under such outstanding Letters of Credit, which fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.
     (ii) Upon agreement by the Company and any Issuing Lender, the Borrowers shall pay to such Issuing Lender, solely for the account of such Issuing Lender, a fronting fee (A) with respect to each Letter of Credit issued by such Issuing Lender, at a rate agreed upon by the Company and such Issuing Lender, which fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, and (B) with respect to any renewal (including any auto-renewal), extension of the expiry date or amendment (increasing the amount thereof) of any commercial Letter of Credit issued by such Issuing Lender, at a rate and at such time as agreed upon by the Company and such Issuing Lender.
     (iii) In addition to the fees referred to in the preceding clauses (i) and (ii) above, the Borrowers agree to pay to each Issuing Lender for its own account amendment, transfer and negotiation fees, in respect of all Letters of Credit outstanding issued by such Issuing Lender, which fees shall be due and payable in such amounts, at such times and otherwise in accordance with such Issuing Lender’s then current policy.
     (c) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent and/or Wells Fargo, for its benefit, the fees set forth in the Administrative Agent’s Fee Letter.
     (d) Utilization Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a utilization fee at a rate per annum equal to the product of (i) the Applicable Margin and (ii) the aggregate amount of Advances and Letter of Credit Exposure on each day that the aggregate amount of Advances and Letter of Credit Exposure exceeds 50% of the actual daily amount of the Commitments then in effect (or, if terminated, in effect immediately prior to such termination), which fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.

     Section 2.4 Reduction of the Commitments.
     (a) Voluntary Reduction. The Borrowers shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or greater multiples of $1,000,000. Subject to Section 2.16, any termination or reduction of the Commitments pursuant to this Section 2.4 shall be permanent, with no obligation of the Lenders to reinstate such Commitments and the facility fees provided for in Section 2.3(a) shall thereafter be computed on the basis of the Commitments, as so reduced.
     (b) Change of Control. Upon the occurrence of any of the following:
     (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or
     (ii) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator or any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting Capital Stock of the Company (or securities convertible into or exchangeable for such Capital Stock) representing the Control Percentage or more of the combined voting power of the Company’s then outstanding Capital Stock, then, in such event the Majority Lenders may, at their sole option upon written notice to the Company (a “Termination Notice”), declare the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate and the Commitments shall reduce to zero.
     Section 2.5 Repayment of Advances.
     (a) Revolving Advances. The Borrowers shall repay the outstanding principal amount of each Revolving Advance on the Maturity Date.
     (b) Swingline Advances. The Borrowers shall repay the outstanding principal amount of each Swingline Advance on the earlier of the Maturity Date or the date which is three Business Days after the date such Swingline Advance was made.
     Section 2.6 Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal, at all times, to the lesser of (i) the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter and on the date such Base Rate Advance is payable in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal, at all times during the Interest Period for such Advance, to the lesser of (i) the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance is payable in full; provided, however, in the case of an Interest Period greater than three months, accrued interest shall also be payable on the date that is three months after the first day of such Interest Period; and provided, further, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the greater of (1) the Base Rate in effect from time to time plus two percent (2%) and (2) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus two percent (2%) and (b) the Maximum Rate.
     (c) Swingline Advances. If such Advance is a Swingline Advance, a rate per annum equal, at all times, to the lesser of (i) the rate agreed to pursuant to the letter agreement between the Company and Wells Fargo dated May 4, 2007 and (ii) the Maximum Rate, payable in arrears on the earlier of the Maturity Date of this Agreement or the last Business Day of each calendar quarter and, if a Default has then occurred and is continuing, on the date such Swingline Advance is payable in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (1) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (2) the Maximum Rate.
     (d) Usury Recapture. In the event that, but for limitations regarding the Maximum Rate set forth in this Agreement, the rate of interest otherwise chargeable under this Agreement at any time is greater than the Maximum Rate, then the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement, without giving effect to limitations regarding the Maximum Rate set forth in this Agreement, had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement on the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement, without giving effect to limitations regarding the Maximum Rate set forth in this Agreement, had, at all times, been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Advances if the rates of interest set forth in this Agreement, without giving effect to limitations regarding the Maximum Rate set forth in this Agreement, had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.
     (e) Default Interest. Notwithstanding anything to the contrary contained in this Agreement, (i) at all times during which an Event of Default has occurred and is continuing, interest shall accrue and be payable on the outstanding principal amount of each Advance, and (ii) to the fullest extent permitted by applicable law and whether or not an Event of Default has occurred and is continuing, interest shall accrue on any other amount of the Obligations which is not paid in full when due (whether at stated maturity, by acceleration or otherwise), in each case payable on demand at a rate per annum equal to the lesser of (A) the Base Rate plus two percent (2%) and (B) the Maximum Rate, which interest at such rate shall accrue from the initial date of the giving of notice by the Administrative Agent to the Company of the occurrence of such Event of Default (as to clause (i) preceding) or from the date such amount of the Obligations became due until the date such amount is paid in full (as to clause (ii) preceding).
     Section 2.7 Prepayments.
     (a) Right to Prepay. The Borrowers shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.7.
     (b) Optional Prepayments. The Borrowers may elect to prepay any of the Advances, after giving notice thereof to the Administrative Agent (i) by 11:00 a.m. (Dallas, Texas time) on the day of prepayment of any Swingline Advance, and (ii) by 11:00 a.m. (Dallas Texas time) at least three Business Days’ prior to the day of prepayment of any Eurodollar Rate Advances and at least one Business Day prior to the day of prepayment of any Base Rate Advances. Such notice must state the proposed date and aggregate principal amount of such prepayment, whether such prepayment should be applied to reduce outstanding Revolving Advances or Swingline Advances, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrowers shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date; provided, however, that each partial prepayment of Eurodollar Rate Advances shall be in an aggregate principal amount not less than $1,000,000 or greater multiples of $500,000.
     (c) Mandatory Prepayments.
     (i) Change of Control. On the fifth Business Day following the Company’s receipt of a Termination Notice pursuant to Section 2.4(b) hereof, the Borrowers shall be required to prepay all outstanding Advances and all other unpaid Obligations in full and to deposit with the Administrative Agent into the Cash Collateral Account an amount equal to the Letter of Credit Exposure.
     (ii) Reduction of Commitments. In the event the Commitments are reduced in accordance with Section 2.4(a), the Borrowers shall prepay the Advances to the extent the aggregate amount of all outstanding Advances and the Letter of Credit Exposure exceeds the aggregate amount of the Commitments after giving effect to such reduction (or, upon payment in full of all outstanding Advances, to deposit with the Administrative Agent into the Cash Collateral Account an amount equal to the amount by which the Letter of Credit Exposure exceeds the Commitments as so reduced).
     (iii) Accrued Interest. Each prepayment pursuant to this Section 2.7(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date.
     (iv) Avoidance of Breakage Costs. In the event that the amount of any mandatory prepayment of Advances under this Section 2.7(c) exceeds the aggregate principal amount of Advances which consist of Base Rate Advances (the amount of such excess being the “Excess Amount”), the Borrowers shall have the right, in lieu of making such prepayment in full, to prepay such outstanding Advances which are Base Rate Advances and to deposit an amount equal to the Excess Amount with the Administrative Agent in the Cash Collateral Account maintained by and in the sole dominion and control of the Administrative Agent for the ratable benefit of the Lenders. Any amount so deposited shall be held by the Administrative Agent as collateral for the Obligations and applied to the prepayment of Advances which are Eurodollar Rate Advances at the end of the current Interest Period(s) applicable thereto. On any day on which amounts collected in the Cash Collateral Account remain on deposit in or to the credit of the Cash Collateral Account after giving effect to the payment made on such day pursuant to this Section 2.7(c), and the Company shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) prior to 10:00 am (Dallas, Texas time) that such remaining collected amounts be invested in cash equivalents specified in such request, the Administrative Agent shall invest such funds, to the extent the Administrative Agent is reasonably able to do so, in such cash equivalents as are acceptable to, and with no risk to, the Administrative Agent on an overnight basis or with maturities such that amounts will be available to pay the Obligations secured thereby as they become due, whether at maturity, by acceleration or otherwise; provided, however, that any loss resulting from such investments shall be charged to and be immediately payable by the Borrowers on demand by the Administrative Agent.
     (d) Ratable Payments. Each payment of any Advance pursuant to this Section 2.7 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
     (e) Effect of Notice. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon the Borrowers.

     Section 2.8 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.7 or the acceleration of the maturity of the Advances pursuant to Article VII or otherwise, (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise, (c) the Borrowers fail to (i) borrow, continue, convert or prepay any Eurodollar Rate Advance on the date specified in any notice delivered pursuant hereto or (ii) make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, or (d) the assignment of any Eurodollar Rate Advance other than on the last day of an Interest Period therefor as a result of a request of the Company pursuant to Section 2.14, the Borrowers shall, within 10 days of any written demand sent by any Lender to the Company through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses or out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     Section 2.9 Increased Costs.
     (a) Eurodollar Rate Advances. If, after the date hereof, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrowers shall from time to time, within 30 days of written demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. In determining such increased costs, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s reasonable good faith determination (made in a manner generally consistent with the Lender’s standard practices) of compensation owing under this Section 2.9(a) shall, absent manifest error, be conclusive and binding for all purposes. Each Lender, at the time such Lender demands payment under this Section 2.9(a), shall submit to the Company and the Administrative Agent a certificate (A) as to the amount of such increased cost, (B) detailing the calculation of such cost, and (C) certifying that such Lender is generally charging such costs to other similarly situated borrowers under similar credit facilities; provided that, unless such Lender is also demanding compensation generally from other similarly situated borrowers of such Lender under similar credit facilities, the Borrowers shall not be required to compensate such Lender pursuant to this Section 2.9(a) for any increased costs.
     (b) Capital Adequacy. If any Lender or any Issuing Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Lender (or on the amount of capital required or expected to be maintained by such Lender’s or the Issuing Lender’s holding company) and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or such Issuing Lender’s commitment to issue Letters of Credit or any Lender’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon 30 days prior written notice by such Lender or such Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender or to such Issuing Lender, as the case may be, from time to time as specified by such Lender or such Issuing Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender or such Issuing Lender (or such Lender’s or the Issuing Lender’s holding company), in light of such circumstances, (i) with respect to such Lender (or holding company), to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and (ii) with respect to such Issuing Lender (or holding company), to the extent that such Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s reasonable good faith determination (made in a manner generally consistent with the Lender’s standard practices) of compensation owing under this Section 2.9(b) shall, absent manifest error, be conclusive and binding for all purposes. Each Lender, at the time such Lender demands payment under this Section 2.9(b), shall submit to the Company and the Administrative Agent a certificate (A) as to the amount of such additional amounts, (B) detailing the calculation of such additional amounts, and (C) certifying that such Lender is generally charging such additional amounts to other similarly situated borrowers under similar credit facilities; provided that, unless such Lender is also demanding compensation generally from other similarly situated borrowers of such Lender under similar credit facilities, the Borrowers shall not be required to compensate such Lender pursuant to this Section 2.9(b) for any additional amounts.
     (c) Letters of Credit. If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Issuing Lender or any Lender or (ii) impose on such Issuing Lender or any Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to such Issuing Lender of issuing or maintaining any Letter of Credit, or increase the cost to such Lender of its risk participation in any Letter of Credit (which increase in cost shall be determined by such Issuing Lender’s or such

Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, within 30 days of written demand by such Issuing Lender or such Lender (with a copy sent to the Administrative Agent), as the case may be, the Borrowers shall pay to the Administrative Agent for the account of such Issuing Lender or such Lender, as the case may be, from time to time as specified by such Issuing Lender or such Lender, additional amounts which shall be sufficient to compensate such Issuing Lender or such Lender for such increased cost. Each Issuing Lender and each Lender agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this Section 2.9(c) and would not, in the reasonable judgment of such Issuing Lender or such Lender, be otherwise disadvantageous to such Issuing Lender or such Lender, as the case may be. In determining such increased costs, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s reasonable good faith determination (made in a manner generally consistent with the Lender’s standard practices) of compensation owing under this Section 2.9(c) shall, absent manifest error, be conclusive and binding for all purposes. Each Lender, at the time such Lender demands payment under this Section 2.9(c), shall submit to the Company and the Administrative Agent a certificate (A) as to the amount of such increased cost, (B) detailing the calculation of such cost, and (C) certifying that such Lender is generally charging such costs to other similarly situated borrowers under similar credit facilities; provided that, unless such Lender is also demanding compensation generally from other similarly situated borrowers of such Lender under similar credit facilities, the Borrowers shall not be required to compensate such Lender pursuant to this Section 2.9(c) for any increased costs.
     Section 2.10 Payments and Computations.
     (a) Payment Procedures. Except if otherwise set forth herein, the Borrowers shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Company) in same day funds without set-off, counterclaims or other deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lenders or a specific Lender pursuant to Section 2.1(b), 2.3(b), 2.3(c), 2.3(d), 2.6(c), 2.8, 2.9, 2.11, 2.12 or 2.13(c)) to the Lenders in accordance with each Lender’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender or such Issuing Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest or fees based on the Base Rate when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed. Subject to Section 9.12, all other computations of interest or fees based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from any Borrower prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.
     (e) Application of Payments. Unless otherwise specified in Section 2.7 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent or Wells Fargo under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable to the Issuing Lenders pursuant to Section 2.3(b); fourth, to the payment of all other fees due and payable under Section 2.3 ratably among the Lenders in accordance with their applicable Commitments; and fifth, to the payment of the interest accrued on and the principal amount of all of the Advances, Reimbursement Obligations and other Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.
     (f) Evidence of Debt. The Advances made and Letters of Credit issued by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made and Letters of Credit issued by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in this Section 2.10(f), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Advances. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     Section 2.11 Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by the Borrowers shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, such Issuing Lender or the Administrative Agent (as the case may be) is organized or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and each Issuing Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, any Issuing Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender, such Issuing Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if such Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, such Issuing Lender’s or the Administrative Agent’s failure to provide the forms described in Section 2.11(e) and such Lender, such Issuing Lender or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) Other Taxes. In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. In addition, the Borrowers agree to indemnify each Lender, each Issuing Lender and the Administrative Agent for the full amount of Taxes or Other Taxes

(including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender, such Issuing Lender or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrowers in respect of this indemnification shall be made by the Borrowers to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Company receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of such Lender, such Issuing Lender or the Administrative Agent. If any Lender, any Issuing Lender or the Administrative Agent receives a refund in respect of any taxes paid by the Borrowers under this Section 2.11(c), such Lender, such Issuing Lender or the Administrative Agent, as the case may be, shall promptly pay to the Borrowers such refund.
     (d) Evidence of Tax Payments. The Borrowers will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Company will furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment of such Taxes.
     (e) Foreign Lender Withholding Exemption. Each Lender and each Issuing Lender that is not incorporated under the laws of the U.S. or a state thereof (a “Non-U.S. Lender”) agrees that it will deliver to the Borrowers and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance (i) two duly completed copies of U.S. Internal Revenue Service Form W-8ECI or W-8BEN or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I hereto, appropriately completed, and a Form W-8BEN, or other equivalent successor form, as appropriate, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any U.S. federal income taxes and (ii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by any Borrower. Each Lender which delivers to the Borrowers and the Administrative Agent a Form W-8ECI or W-8BEN, or other equivalent successor form, as appropriate, further undertakes to deliver to the Borrowers and the Administrative Agent two further copies of such form, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by any Borrower and the Administrative Agent certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises such Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of U.S. federal income tax, such Lender shall not be required to deliver such forms. The Borrowers shall withhold tax at the rate and in the manner required by the laws of the U.S. with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.
     Section 2.12 Illegality. If any Lender shall notify the Administrative Agent and the Company that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Company shall, if demanded by such Lender in its notice, no later than 11:00 a.m. (Dallas, Texas time), (a) if not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Lender or (b) if prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, Convert all Eurodollar Rate Advances of such Lender then outstanding to Base Rate Advances and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this Section 2.12 and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.13 Letters of Credit.
     (a) Issuance. From time to time from the date of this Agreement until three months before the Maturity Date, at the request of any Borrower, each Issuing Lender shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend or extend the expiration date of Letters of Credit for the account of the Borrowers (for the benefit of a Borrower or for the benefit of any of the other Subsidiaries of the Company). No Letter of Credit will be issued, increased or extended (i) if such issuance, increase or extension would cause the Letter of Credit Exposure to exceed the lesser of (a) $150,000,000 or (b) an amount equal to the remainder of (1) the aggregate Commitments minus (2) the aggregate outstanding principal amount of the Revolving Advances and Swingline Advances at such time; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) one year after the date of issuance thereof or (B) five days before the Maturity Date; (iii) unless such Letter of Credit is in form and substance acceptable to the respective Issuing Lender in its sole discretion; (iv) unless the Borrower requesting such Letter of Credit has delivered to the respective Issuing Lender a completed and executed letter of credit application on such Issuing Lender’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; and (v) unless such Letter of Credit, if a standby Letter of Credit, is governed by the ISP or, if a commercial Letter of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance. If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

     (b) Participations. With respect to each letter of credit described on Schedule 1.1(b), the Borrowers, the Administrative Agent, each Issuing Lender and the Lenders agree that such letters of credit shall constitute Letters of Credit for all purposes of this Agreement and each Lender agrees that it has a participation in the related Letter of Credit Exposure equal to such Lender’s Pro Rata Share on the Effective Date. On the date of the issuance or increase of any Letter of Credit on or after the Effective Date, each Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Lender a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Lender equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Lender shall promptly notify each such participant Lender by telex, telephone or telecopy of each Letter of Credit of such Issuing Lender issued, increased or decreased, and the actual dollar amount of such Lender’s participation in such Letter of Credit. Each Lender’s obligation to purchase participating interests pursuant to this Section 2.13(b) and to reimburse the respective Issuing Lender for such Lender’s Pro Rata Share of any payment under a Letter of Credit issued by such Issuing Lender and not reimbursed in full by the Borrowers shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in Section 2.13(d) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of any Borrower or Guarantor, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of such Issuing Lender.
     (c) Reimbursement. The Borrowers hereby agree to pay on demand to each Issuing Lender in respect of each Letter of Credit issued by such Issuing Lender an amount equal to any amount paid by such Issuing Lender under or in respect of such Letter of Credit. In the event any Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrowers upon demand, such Issuing Lender shall give notice of such payment to the Administrative Agent and the Lenders, and each Lender shall promptly reimburse such Issuing Lender for such Lender’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Base Rate Advance to the Borrower from such Lender. If such reimbursement is not made by any Lender to any Issuing Lender within one Business Day of the day on which such Issuing Lender shall have made payment on any such draw, such Lender shall pay interest thereon to such Issuing Lender at a rate per annum equal to the Federal Funds Rate. Until such Issuing Lender receives such reimbursement by a Lender in respect of such draw, the interest accrued on the amount of such draw to be reimbursed by such Lender shall be for the account of such Issuing Lender. The Borrowers hereby unconditionally and irrevocably authorize, empower and direct the Administrative Agent and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrowers as a Borrowing comprised of Base Rate Advances to the Borrowers.
     (d) Obligations Unconditional. The obligations of the Borrowers under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

     (i) any lack of validity or enforceability of any Letter of Credit Documents;
     (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense or other right which any Borrower or any Lender or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the respective Issuing Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the respective Issuing Lender would not be liable therefor pursuant to the following Section 2.13(e);
     (v) payment by the respective Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this Section 2.13(d) shall be deemed to constitute a waiver of any remedies of any Borrower in connection with the Letters of Credit.
     (e) Liability of Issuing Lenders. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender nor any of its Related Parties shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (iii) payment by such Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Lender’s own negligence),

except that the Borrowers shall have a claim against such Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrowers, to the extent of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by (A) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     Section 2.14 Lender Replacement.
     (a) Right to Replace. The Company shall have the right to replace each Lender affected by a condition under clause (v) of Section 2.2(c), Section 2.9 or Section 2.12 for more than 90 days or each Lender which fails to consent to any extension of the Maturity Date pursuant to Section 2.17 (each such Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.14 and provided that no reduction of the total Commitments occurs as a result thereof.
     (b) First Right of Refusal; Replacement.
     (i) Upon the occurrence of any condition permitting the replacement of a Lender, each Lender which is not an Affected Lender shall have the right, but not the obligation, to elect to increase its respective Commitment by an amount not to exceed the amount of the Commitments of the Affected Lenders, which election shall be made by written notice from each such Lender to the Administrative Agent and the Company given within 30 days after the date such condition occurs specifying the amount of such proposed increase in such Lender’s Commitment.
     (ii) If the aggregate amount of the proposed increases in Commitments of all such Lenders making such an election is in excess of the Commitments of the Affected Lenders, (A) the Commitments of the Affected Lenders shall be allocated pro rata among such Lenders based on the respective amounts of the proposed increases to Commitments elected by each of such Lenders, and (B) the respective Commitments of such Lenders shall be increased by the respective amounts as so allocated so that, after giving effect to such termination and increases, the aggregate amount of the Commitments of all of the Lenders will be the same as prior to such termination.
     (iii) If the aggregate amount of the proposed increases in Commitments of all such Lenders making such an election equals the Commitments of the Affected Lenders, the respective Commitments of such Lenders shall be increased by the respective amounts of their proposed increases so that, after giving effect to such termination and increases, the aggregate amount of the Commitments of all of the Lenders will be the same as prior to such termination.

     (iv) If the aggregate amount of the proposed increases in Commitments of all such Lenders making such an election is less than the Commitments of the Affected Lenders, (A) the respective Commitments of such Lenders shall be increased by the respective amounts of their proposed increases, and (B) the Company shall add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate Commitments no greater than those of the Affected Lenders minus the amounts thereof assumed by the other Lenders pursuant to such increases.
     (c) Procedure. Any assumptions of Commitments pursuant to this Section 2.14 shall be made by the purchasing Lender or Eligible Assignee and the selling Lender entering into an Assignment and Assumption and by following the procedures in Section 9.6 for adding a Lender. In connection with the increase of the Commitments of any Lender pursuant to the foregoing Section 2.14(b), each Lender with an increased Commitment shall purchase from the Affected Lenders at par such Lender’s ratable share of the outstanding Advances of the Affected Lenders and assume such Lender’s ratable share of the Affected Lenders’ Letter of Credit Exposure.
     Section 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its share of Letter of Credit Obligations in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
     Section 2.16 Increase of Commitments. By delivery of an effective Increase Notice to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Company may request an increase of the aggregate amount of the Commitments; provided that (a) the aggregate amount of the Commitments both before and after giving effect to such requested increase shall not exceed $525,000,000, (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (c) the Company shall cause to be delivered to the Administrative Agent a commitment (or commitments) from (i) at least one Lender that commits to lending to the Borrowers more than its then current Commitment (such Lender to be referred to herein as an “Existing Lender” and such amount of its commitment above its then current Commitment to be referred to herein as a “Commitment Supplement”) and/or (ii) any other Person that meets the requirements of the definition of “Eligible Assignee” (as defined in Article I hereof) and that commits to lending to the Borrowers and becoming a Lender under this Agreement (such Person to be referred to herein as a “New Lender” and the amount of its commitment to be referred to herein as a “New Commitment”) (each Existing Lender and each New Lender to be referred to herein collectively as the “Supplementing Lenders”). Upon receipt of notice from the Administrative Agent to the Lenders and the Company that the Supplementing Lenders have agreed to commit to increase the Commitments by an aggregate amount equal to the Increase Amount (as defined below) and execution and delivery by the Borrowers, the Administrative Agent and the Supplementing Lenders of an Increased Commitment Agreement evidencing such agreement, then (A) the then current aggregate Commitments shall be increased by the Increase Amount, (B) the then current Commitment of each Existing Lender shall be increased by such Existing Lender’s Commitment Supplement and (C) each of the New Lenders will be added as a Lender under this Agreement and each such New Lender’s Commitment shall be such New Lender’s New Commitment. On the effective date of the Increased Commitment Agreement, the Borrowers shall request a Revolving Advance hereunder, which Revolving Advance shall be made by (and only by) the Supplementing Lenders in the appropriate amounts as provided below. The proceeds of such Revolving Advance shall be utilized by the Borrowers to repay the Lenders that did not agree to increase their Commitments, such Revolving Advance and repayment to be in amounts sufficient so that, after giving effect to the Increased Commitment Agreement, the Revolving Advances and the Letter of Credit Exposure shall be held by the Lenders according to their Pro Rata Share of the Commitments as increased in accordance with the Increased Commitment Agreement. The Borrower shall pay any amounts required pursuant to Section 2.8 as a result of any payment of any Eurodollar Rate Advance under this Section 2.16.
     Section 2.17 Extensions of the Maturity Date.
     (a) Extension. In the manner set forth in this Section 2.17, the Company may request that the Maturity Date be extended (i) up to two times, in each case for a period of one year measured from the Maturity Date in effect or (ii) once for a period no longer than two years measured from the Maturity Date then in effect as of the Effective Date. If the Company wishes to request such an extension of the Maturity Date, it shall give written notice to that effect to the Administrative Agent not less than 60 days prior to the Maturity Date then in effect. The Administrative Agent shall notify each Lender of such request promptly upon its receipt of such notice and shall request that each Lender respond to such request by the Borrower within 21 days of the Administrative Agent’s notice to the Lenders. If any Lender does not consent in writing or respond to the Company’s request within such 21-day period, then such Lender (a “Refusing Lender”) shall be deemed to have rejected such request. If Lenders whose combined Pro Rata Shares equal more than 50% (the “Extension Required Lenders”; each Lender agreeing to extend its Commitment is referred to herein as an “Extending Lender”) agree in writing within such 21-day period prior to the Maturity Date then in effect to extend their Commitments, and provided that, on the Maturity Date then in effect (x) the representations and warranties made by the Borrower and any Guarantors in any Credit Document (excluding Section 4.5(b) hereof) are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date and (y) no Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto and the Company delivers to the Administrative Agent a certificate so stating, then (i) effective on the Maturity Date then in effect the Commitments of the Extending Lenders shall without further action be extended for an additional one-year period (or two-year period, as the case may be), (ii) the term “Maturity Date” shall thenceforth mean, (A) as to the Commitments and Advances of the Extending Lenders, the last day of such additional one-year (or two-year, as the case may be) period and (B) as to the Commitments and Advances of the Refusing Lenders, the Maturity Date in effect prior to such extension (each a “RL Maturity Date”), (iii) subject to the terms of subsection (b) below, the Commitments of the Refusing Lenders shall terminate on the applicable RL Maturity Date and the Advances and other amounts owed to such Lenders shall be due and payable on such date, (iv) subject to the terms of subsection (b) below, on such RL Maturity Date (A) the Aggregate Commitment shall be reduced by an amount equal to the sum of the Commitments of the applicable Refusing Lenders and (B) the Pro Rata Shares of the Extending Lenders shall be reallocated so that the sum of such Pro Rata Shares equal one hundred percent (100%) and (v) if the aggregate Revolving Credit Exposure of all Lenders, after the payment provided for in clause (iii) above, exceeds the Aggregate Commitment (as so reduced) (A) the Borrowers shall pay on such RL Maturity Date Loans in the amount necessary to cause the aggregate Revolving Credit Exposure of all Lenders to equal but not exceed the Aggregate Commitment and (B) if the outstanding Letters of Credit exceed the Aggregate Commitment (as so reduced), the Borrowers shall pay to the Administrative Agent on such RL Maturity Date an amount in immediately available funds equal to the amount by which the outstanding Letters of Credit exceed the Aggregate Commitment, which funds shall be held by the Administrative Agent in the Cash LC Collateral Account. If such extension is not approved in writing by the Extension Required Lenders within such 21-day period, then in effect, the Maturity Date then in effect will be retained.
     (b) Company Option. So long as the Extension Required Lenders consent to the extension of the Maturity Date in accordance with the terms of Section 2.17(a), with respect to any Refusing Lender, the Company may, in its own discretion, require such Refusing Lender to assign all of its interests, rights and obligations under this Credit Agreement to one or more assignees (which may be one or more Existing Lenders if any Existing Lender accepts such assignment subject to and in accordance with the provisions of Section 2.14). In such event, the maturity date of the Advances transferred to such assignee shall be the Maturity Date as extended in accordance with Section 2.17(a) above. Such transfer and assignment must occur on or prior to the applicable RL Maturity Date.
     (c) Indemnity. The Company shall indemnify each Lender (whether an Extending Lender or Refusing Lender) for any loss or expense payable to such Lender pursuant to Section 2.8 as a result of any extension of the Maturity Date pursuant to this Section 2.17 and any assignment of such Lender’s Commitments and Advances or any reallocation of such Lender’s Pro Rata Share in connection with such extension.
     (d) Amendment Authorization. Each of the Lenders hereby authorizes the Administrative Agent, on its behalf, to enter into an amendment to this Credit Agreement (and the Borrowers hereby agree to enter into any such amendment on terms reasonably acceptable to the Company and the Administrative Agent) to effectuate any extension of the Maturity Date, reduction of the Aggregate Commitment, repayment of Advances or reallocation of the Pro Rata Shares, in each case as expressly contemplated by the terms of this Section 2.17.
     Section 2.18 Agreements regarding Subsidiaries.
     (a) Domestic Subsidiaries. The Company agrees that it shall cause each Domestic Subsidiary that is a Material Subsidiary and that is not a Borrower to guarantee the payment and performance of the Obligations pursuant to the Guaranty to be executed by such Subsidiary prior to or substantially concurrent with the Borrower’s execution of this Agreement. Contemporaneously with the creation or acquisition of any Domestic Subsidiary after the Closing Date that is a Material Subsidiary but that does not become a Borrower or in the event that any Domestic Subsidiary that was not previously a Material Subsidiary becomes a Material Subsidiary, within ten Business Days after delivery of the Compliance Certificate to the Administrative Agent reflecting such fact and the receipt of the necessary documents for execution from the Administrative Agent, the Company shall (i) cause such Domestic Subsidiary to guarantee the payment and performance of the Obligations by executing and delivering to the Administrative Agent an Accession Agreement, (ii) deliver a certificate covering the same matters described in clause (iii) of Section 3.1(a) with respect to such Domestic Subsidiary and (iii) if requested by the Administrative Agent, deliver an opinion of Borrowers’ counsel with respect thereto covering the matters previously opined on with regard to each Guarantor. The Company agrees that it shall cause each Domestic Subsidiary that is a Material Subsidiary but that is not a Guarantor or does not become a Guarantor pursuant to this Section 2.18(a) to become a Borrower pursuant to a Borrower Joinder. Contemporaneously with the execution and delivery of the Borrower Joinder, the Company shall (i) cause such Domestic Subsidiary to deliver a certificate covering the same matters described in clause (iii) of Section 3.1(a) with respect to such Domestic Subsidiary, (ii) if requested by the Administrative Agent, deliver an opinion of Company’s counsel with respect thereto covering the matters previously opined on with regard to each Borrower and (iii) cause such Domestic Subsidiary and the other Borrowers to execute replacement Revolving Note and Swing Line Note.
     (b) Foreign Subsidiaries. If requested at any time by the Majority Lenders, the Company agrees that it shall, and shall cause each Domestic Subsidiary that owns any Capital Stock of a Foreign Subsidiary to (the extent not restricted by law), pledge 65% of all issued and outstanding shares of each class of Capital Stock of each Foreign Subsidiary (or, in the event that the Company and its Subsidiaries own, in the aggregate, less than 65% of the issued and outstanding shares of any class of such Capital Stock, all of such issued and outstanding shares owned by the Company and its Subsidiaries) to the Administrative Agent as security for the payment and performance of the Obligations, each of which pledges shall be pursuant to a pledge and security agreement in form and substance satisfactory to the Administrative Agent (the “Foreign Stock Pledge Agreements”); provided, however, that neither the Company nor any of its Subsidiaries shall be required to pledge the Capital Stock of Foreign Subsidiaries which, in the aggregate, contribute less than 12.5% of the EBITDA of the Company and its Subsidiaries on a consolidated basis determined as of the most recent Calculation Day based on the Calculation Period then ended. Each of such pledges shall constitute a perfected, first priority Lien in all such Capital Stock of each Foreign Subsidiary. In addition to the foregoing and in connection with the Foreign Stock Pledge Agreements, the Company and its applicable Subsidiaries shall deliver to the Administrative Agent the original certificates evidencing all of the Capital Stock so pledged, together with stock powers appropriately executed in blank or other instruments of transfer in form and substance satisfactory to the Administrative Agent.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective upon the following conditions precedent having been satisfied or, at the discretion of the Administrative Agent and the Lenders, waived by the Administrative Agent and the Lenders:
     (a) Documentation. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrowers and the Lenders, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and in sufficient copies for each Lender:
     (i) the Guaranty and the Foreign Stock Pledge Agreements, if any are required hereunder, together with the original certificates evidencing all of the Capital Stock pledged pursuant to such Foreign Stock Pledge Agreements and stock powers appropriately executed in blank or other instruments of transfer in form and substance satisfactory to the Administrative Agent;
     (ii) a certificate from the chief executive officer, president or chief financial officer of the Company dated as of the Effective Date stating that as of the Effective Date (A) all representations and warranties of the Borrowers set forth in this Agreement and the other Credit Documents are true and correct in all material respects, (B) no Default has occurred and is continuing, and (C) all of the conditions in this Section 3.1 have been met;
     (iii) a certificate of the Secretary or an Assistant Secretary of each Borrower dated as of the date of this Agreement certifying (as of the date of this Agreement) to (A) the names and true signatures of officers of such Borrower authorized to sign the Credit Documents to which such Person is a party, (B) resolutions of the Board of Directors (or other governing body) of such Person with respect to the transactions herein contemplated, (C) copies of the articles or certificate of incorporation and bylaws (or other organizational documents) of such Person, and (D) copies of certificates of existence, good standing and foreign qualification (if applicable) with respect to such Person issued by the appropriate Governmental Authorities of its jurisdiction of incorporation or organization;
     (iv) a favorable opinion of Michael R. Johns, General Counsel to the Borrowers, dated as of the Effective Date and in substantially the form of Exhibit J, appropriately completed;
     (v) the audited Consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as at December 31, 2006, and the related Consolidated and consolidating statements of operations, stockholders’ equity and cash flows, of the

Company and its Subsidiaries for the fiscal year then ended, duly certified by the chief financial officer or treasurer of the Company; and
     (vi) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent may reasonably request.
     (b) Representations and Warranties. The representations and warranties contained in Article IV hereof, in Section 7 of the Guaranty and in the Foreign Stock Pledge Agreements, if any are required hereunder, and the other Credit Documents shall be true and correct in all material respects.
     (c) Certain Payments. The Borrowers shall have paid the fees required to be paid as of the Effective Date pursuant to the Administrative Agent’s Fee Letter.
     Section 3.2 Conditions Precedent for each Borrowing or Letter of Credit. The obligation of each Lender to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing and other than a Mandatory Revolving Borrowing) and of any Issuing Lender to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that, on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by any Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):
     (a) the representations and warranties contained in Article IV hereof (other than Section 4.5(b)), in Section 7 of the Guaranty and in the Foreign Stock Pledge Agreements, if any are required hereunder, and the other Credit Documents are correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and
     (b) no Default has occurred and is continuing or would result from such Borrowing or issuance or increase or extension or from the application of the proceeds therefrom;
provided, however, if any portion of the Advance is to be used to finance the Company Election, the Company shall deliver a Compliance Certificate demonstrating pro forma Compliance with Sections 6.10 and 6.11 after giving effect to the Company Election.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants to the Administrative Agent and the Lenders as follows:
     Section 4.1 Corporate Existence; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Company is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. The Company has no Material Subsidiaries on the Effective Date other than the Subsidiaries listed on the attached Schedule 4.1, and such Schedule 4.1 lists the jurisdiction of incorporation and the address of the principal office of each such Subsidiary existing on the Effective Date.
     Section 4.2 Corporate Power. The execution, delivery and performance by each Borrower and Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Borrower’s and Guarantors’ corporate or company (as applicable) powers, (b) have been duly authorized by all necessary corporate or company (as applicable) action, (c) do not contravene (i) any Borrower’s or Guarantor’s certificate or articles, as the case may be, of incorporation or by-laws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting any Borrower or Guarantor, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing or the issuance, renewal, extension or increase of each Letter of Credit, such Borrowing or issuance, renewal, extension or increase (as applicable) and the use of the proceeds thereof (A) will be within each Borrower’s corporate or company (as applicable) powers, (B) will have been duly authorized by all necessary corporate or company (as applicable) action, (C) will not contravene (1) any Borrower’s certificate of incorporation or by-laws or other organizational documents or (2) any law or any contractual restriction binding on or affecting any Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (D) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.3 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Borrower or Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing or the issuance, renewal, extension or increase of each Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required therefor or for the use of the proceeds thereof.

     Section 4.4 Enforceable Obligations. This Agreement, the Notes and the other Credit Documents to which each Borrower is a party have been duly executed and delivered by such Borrower and the Guaranty and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of each Borrower and Guarantor which is a party to it enforceable against each such Borrower and Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).
     Section 4.5 Financial Statements.
     (a) The audited Consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as at December 31, 2006, and the related Consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and the unaudited Consolidated and consolidating balance sheet of the Company and its Subsidiaries as at March 31, 2007 and the related Consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to each Lender duly certified by the chief financial officer, treasurer or controller of the Company, fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of the operations of the Company and its Subsidiaries for the year or quarter (as applicable) ended on such dates, and such balance sheets and statements were prepared in accordance with GAAP.
     (b) No Material Adverse Change has occurred.
     Section 4.6 True and Complete Disclosure. No representation, warranty or other statement made by any Borrower or Guarantor (or on behalf of any Borrower or Guarantor) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of any Borrower on the Effective Date that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change. All projections, estimates and pro forma financial information furnished by the Company or on behalf of the Borrowers were prepared on the basis of assumptions, data, information, tests or conditions believed to be reasonable at the time such projections, estimates and pro forma financial information were furnished (it being understood that projections as to future results are inherently subject to uncertainty and contingencies, many of which are beyond the Company’s control, and that no assurance can be given by the Company that any particular projections will be realized).
     Section 4.7 Litigation. Except as set forth in the attached Schedule 4.7, there is no pending or, to the best knowledge of the Company, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which could reasonably be expected to adversely affect the legality, validity, binding effect or enforceability of this Agreement, any Note or any other Credit Document.
     Section 4.8 Use of Proceeds.
     (a) Revolving Advances. The proceeds of the Revolving Advances have been, and will be, used by the Borrowers (i) to refinance existing indebtedness of the Company owed by it under the Existing Credit Agreement, (ii) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) to finance of the Company Election, and (iv) for working capital, general corporate purposes and other lawful purposes of the Company and its Subsidiaries, including, without limitation, as a back-up for commercial paper issued by the Company.
     (b) Swingline Line Advances. The proceeds of the Swingline Line Advances will be used by the Borrowers for working capital, general corporate purposes and other lawful purposes of the Company and its Subsidiaries.
     (c) Letter of Credit. The Letters of Credit will be used by the Borrowers to support the general corporate purposes of the Company and its Subsidiaries.
     (d) Regulations. No proceeds of Advances or Letters of Credit will be used to purchase or carry any margin stock in violation of Regulation T, U or X of the Federal Reserve Board, as the same is from time to time in effect, or any official ruling or interpretation thereunder or thereof. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).
     Section 4.9 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10 Taxes. Except as set forth on Schedule 4.10(a), all federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Company, its Subsidiaries or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings and where adequate reserves therefor have been established to the extent required by GAAP; and all material taxes and other material impositions due and payable have been timely paid prior to the date on which any material fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings and where adequate reserves therefor have been established to the extent required by GAAP. Except as set forth on Schedule 4.10(b), neither the Company nor any other member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the property owned by the Company or any other member of the Tax

Group is property which the Company or any other member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 7701(h)(1) of the Code. Proper and accurate amounts have been withheld by the Company and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Company and all other members of the Tax Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the Tax Group.
     Section 4.11 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No material “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code) has occurred with respect to any Plan and there has been no excise tax imposed under Section 4971 of the Code. To the knowledge of any Responsible Officer of the Company, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. To the knowledge of any Responsible Officer of the Company, neither the Company nor any other member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Company nor any other member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization, the result of which either individually or in the aggregate could reasonably be expected to cause a Material Adverse Change.
     Section 4.12 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Company and each of its Subsidiaries, taken as a whole, are and will continue to be in good repair, working order and condition, normal wear and tear excepted.
     Section 4.13 Insurance. Except as set forth in the attached Schedule 4.13, the Company and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses, or self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.
     Section 4.14 No Burdensome Restrictions; No Defaults.
     (a) Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement, document or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrowers and the Guarantors are not in default under or with respect to any contract, agreement, lease or other instrument to which any Borrower or Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. As of the Effective Date, neither any Borrower nor Guarantor has received any notice of default under any material contract, agreement, lease or other instrument to which such Borrower or Guarantor is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.
     (b) No Default has occurred and is continuing.
     Section 4.15 Environmental Condition.
     (a) The Company and its Subsidiaries, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws of which the failure to comply could reasonably be expected to cause a Material Adverse Change; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit, which violation could reasonably be expected to cause a Material Adverse Change; and (iv) are not subject to any actual or contingent material Environmental Claim, which Environmental Claim could reasonably be expected to cause a Material Adverse Change.
     (b) None of the present or previously owned or operated Property of the Company or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change, (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Company or any of its Subsidiaries, wherever located, which Lien could reasonably be expected to cause a Material Adverse Change, or (iii) to the knowledge of a Responsible Officer of the Company, has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for a Response that could cause a Material Adverse Change.
     (c) Without limiting the foregoing, as of the Effective Date, the present and, to the best knowledge of any Responsible Officer of the Company, future liability, if any, of the Company and its Subsidiaries, taken as a whole, which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.
     Section 4.16 Permits, Licenses, Etc. Each of the Company and its Subsidiaries possesses all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. Each of the Company and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements which the failure to so manage or operate could reasonably be expected to cause a Material Adverse Change.
     Section 4.17 Existing Mortgage Debt. All outstanding Indebtedness secured by a Lien on real property of any Borrower or Guarantor existing as of the Effective Date is described on the attached Schedule 6.1, and the amount of such Indebtedness shown on such Schedule is the aggregate outstanding amount as of the Effective Date. No “default” or “event of default”, however defined, has occurred and is continuing under any documentation evidencing such Indebtedness or the Lien securing such Indebtedness.
     Section 4.18 Property and Liens. As of the Effective Date, each of the Company and its Material Subsidiaries has good title to or a valid leasehold interest in its material Property and none of such Property is subject to any Lien, except as permitted by Section 6.1.
     Section 4.19 Insolvent. The Company is not, and the Company and its Subsidiaries are not on a Consolidated basis, Insolvent.
     Section 4.20 Taxpayer Identification Number. Each Borrower’s true and correct U.S. taxpayer identification number is set forth on attached Schedule 4.20.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Advance or any other Obligation or amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrowers agree, unless the Majority Lenders shall otherwise consent in writing, to comply with each of the following covenants:
     Section 5.1 Compliance with Laws, Etc. The Company will comply, and cause each of its Subsidiaries to comply, with all Legal Requirements of which the failure to comply could reasonably be expected to cause a Material Adverse Change; provided, however, that this Section 5.1 shall not prevent the Company, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.
     Section 5.2 Insurance. The Company will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, provided that the Company or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.
     Section 5.3 Preservation of Corporate Existence, Etc. The Company will preserve and maintain, and cause each of the other Borrowers and the Guarantors to preserve and maintain, its corporate or company existence, rights, franchises and privileges in the jurisdiction of its incorporation or organization, and qualify and remain qualified, and cause each such Borrower and Guarantor to qualify and remain qualified, as a foreign corporation or organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its existence, rights and franchises could reasonably be expected to cause a Material Adverse Change or, in the case of preserving and maintaining the existence of the Guarantors, where the net worth of such Guarantor would exceed $50,000,000; provided, however, that (a) nothing contained in this Section 5.3 shall prevent any transaction permitted by Section 6.3, and (b) the Borrowers shall, in all events, preserve and maintain the existence of (i) ABF Freight System, Inc. and (ii) all other Guarantors if, after giving effect to any failure to do so, a Default would occur or the Company and its Subsidiaries would not be in pro forma compliance with the covenants set forth in Sections 6.10 and 6.11.
     Section 5.4 Payment of Taxes, Etc. The Company will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent and which the failure to timely pay or discharge could reasonably be expected to cause a Material Adverse Change, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Company nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.
     Section 5.5 Visitation Rights. At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Company’s or any of its Subsidiaries operations, upon reasonable notice, the Company will, and will cause its Subsidiaries to, permit the Administrative Agent and any Lender, and any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Company and any such Subsidiary and to discuss the affairs, finances and accounts of the Company and any such Subsidiary with any of their respective officers or directors.
     Section 5.6 Reporting Requirements. The Company will furnish to the Administrative Agent and each Lender:
     (a) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and not later than 75 days after the end of the fourth fiscal quarter of each fiscal year of the Company, the unaudited Consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by an authorized financial officer of the Company as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer;

     (b) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein audited Consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, in each case containing the unqualified report of Ernst & Young L.L.P. or other independent certified public accountants of recognized standing acceptable to the Administrative Agent and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Company in connection with such audit, together with a Compliance Certificate duly executed by a Responsible Officer;
     (c) Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Company or any of its Subsidiaries sends to or files with the U.S. Securities and Exchange Commission or sends to the stockholders of the Company or of any of its Subsidiaries;
     (d) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Company or any of its Subsidiaries, a statement of an authorized financial officer of the Company setting forth the details of such Default and the actions which the Company has taken and proposes to take with respect thereto;
     (e) ERISA Notices. Except as to any matter which could not reasonably be expected to cause a Material Adverse Change, as soon as possible and in any event (i) within 30 days after the Company or any of its Subsidiaries knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred and within 10 days after the Company or any of its Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the Company or such Subsidiary proposes to take with respect thereto, (ii) within 10 days after receipt thereof by the Company or any of its Subsidiaries from the PBGC, copies of each notice received by the Company or any such Subsidiary of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, and (iii) within 10 days after receipt thereof by the Company or any of its Subsidiaries from a Multiemployer Plan sponsor, a copy of each notice received by the Company or any of its Subsidiaries concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (f) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Company of receipt thereof by the Company or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the U.S. Environmental Protection Agency, or any other Governmental Authority directly engaged in protection of the Environment, concerning (i) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Company at the time or after such violation, could reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Company or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Company at the time of such receipt, could reasonably be expected to cause a Material Adverse Change, (iii) any notice of potential responsibility under CERCLA which could reasonably be expected to cause a Material Adverse Change, or (iv) the filing of a Lien other than a Permitted Lien upon, against or in connection with the Company, its present or former Subsidiaries any of their leased or owned Property, wherever located;
     (g) Other Governmental Notices or Actions. Promptly and in event within five Business Days after receipt thereof by the Company or any of its Subsidiaries, and the knowledge of such receipt by a Responsible Officer of the Company or any inside counsel of the Company, (i) a copy of any notice, summons, citation or proceeding seeking to adversely modify in any material respect, revoke or suspend any license, permit or other authorization from the U.S. Department of Transportation or any other Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) a copy of any revocation or involuntary termination of any license, permit or other authorization from the U.S. Department of Transportation or any other Governmental Authority, which revocation termination could reasonably be expected to cause a Material Adverse Change;
     (h) Other Notices. Promptly following any merger or dissolution of any Material Subsidiary of the Company which is permitted hereunder, notice thereof;
     (i) Material Litigation. As soon as possible and in any event within five days of any Responsible Officer of the Company or any of its Material Subsidiaries having knowledge thereof, notice of any litigation, or claim which could reasonably be expected to cause a Material Adverse Change; and
     (j) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 5.6(a), (b), (c) or (d) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.2; or (ii) on which such documents are posted on the Company’s behalf on http://www.sec.gov; provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Sections 5.6(a) and (b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     In addition, notices to be delivered by the Company to the Administrative Agent and the Lenders pursuant to clauses (e) through (j) of Section 5.6 may be made available to the Lenders through the Platform in accordance with the provisions of Section 9.2(c).
     Section 5.7 Maintenance of Property. The Company will, and will cause each of its Subsidiaries to, (a) maintain their material owned, leased or operated property, equipment, buildings and fixtures, taken as a whole in substantially the same or better condition and repair as the condition and repair thereof as of December 31, 2006, normal wear and tear excepted, and (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to cause a Material Adverse Change.
     Section 5.8 Ownership of ABF. The Company will maintain its ownership of 100% of the common stock of ABF Freight System, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company.
     Section 5.9 Further Assurances. The Company shall, and shall cause each of its Subsidiaries to, execute and deliver pursuant to this Section 5.9 such further documentation and take such further actions as may be reasonably requested by the Administrative Agent to carry out the provisions and purposes of the Credit Documents. Without limiting the generality of the foregoing, the Company shall, and shall cause each of it Subsidiaries (now or hereafter owned) to, at all times, comply with Section 2.18.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Advance or any other Obligation or amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrowers agree, unless the Majority Lenders otherwise consent in writing, to comply with each of the following covenants:
     Section 6.1 Liens, Etc. The Company will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Company or any of its Subsidiaries may create, incur, assume or suffer to exist Liens:
     (a) in favor of the Administrative Agent for the benefit of the Lenders securing the Obligations;
     (b) for taxes, assessments or governmental charges or levies on Property of any Borrower or Guarantor to the extent not required to be paid pursuant to Sections 5.1 and 5.4;

     (c) imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries in accordance with GAAP;
     (d) arising in the ordinary course of business out of pledges or deposits (i) under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation, bonds or letters of credit or (ii) to secure public or statutory obligations of the Company or any of its Subsidiaries;
     (e) existing on Property acquired by the Company or any of its Subsidiaries in the ordinary course of business, each of which Liens (i) attached prior to the Company’s or such Subsidiary’s acquisition of such Property, (ii) was not created in contemplation of or in connection with such acquisition, and (iii) secures only the Indebtedness of the owner of such Property at the time of the attachment of such Lien or refinancings thereof, the aggregate of which Indebtedness at any time outstanding secured by all such Liens, when aggregated with all other Indebtedness referred to in Sections 6.1(j) and 6.1(k) at any time outstanding secured by the Liens referred to therein, shall not exceed $115,000,000 at any time;
     (f) securing Indebtedness existing on the Effective Date and listed on the attached Schedule 6.1; provided that the Indebtedness secured by such Liens shall not be renewed, refinanced or extended if the amount of such Indebtedness so renewed, refinanced or extended is greater than the outstanding amount of such Indebtedness on the Closing Date;
     (g) constituting easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
     (h) arising from litigation and which are effectively stayed from execution and would not otherwise cause a Default to occur;
     (i) on real Property securing surety bonds;
     (j) constituting purchase money Liens securing purchase money Indebtedness (including, without limitation, Capital Leases) permitted by Section 6.12(c), provided that (i) any Property subject to such purchase money Lien is acquired by the Company or any of its Subsidiaries, (ii) such Lien on such Property attaches concurrently with or within 120 days after the acquisition of such Property, (iii) such Lien shall attach solely to such Property so acquired and the proceeds thereof, and (iv) the aggregate Indebtedness at any time secured by all such Liens, when aggregated with all other Indebtedness referred to in Sections 6.1(e) and 6.1(k) at any time outstanding secured by the Liens referred to therein, shall not exceed $115,000,000 at any time; and

     (k) existing on Property acquired by the Company or any of its Subsidiaries in connection with an Acquisition Expenditure permitted pursuant to Section 6.13, each of which Liens (i) attached prior to the Company’s or such Subsidiary’s acquisition of such Property, (ii) was not created in contemplation of or in connection with such Person becoming a Subsidiary, and (iii) secures only Indebtedness permitted by Section 6.12(c), the aggregate of which Indebtedness at any time outstanding secured by all such Liens, when aggregated with all other Indebtedness referred to in Sections 6.1(e) and 6.1(j) at any time outstanding secured by the Liens referred to therein, shall not exceed $115,000,000 at any time.
     Section 6.2 Agreements Restricting Distributions From Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which limits any dividends, advances or other distributions by any of the Subsidiaries of the Company to the Company.
     Section 6.3 Merger or Consolidation; Asset Sales. The Company will not, and will not permit any of its Material Subsidiaries to:
     (a) merge or consolidate with or into any other Person, unless (i) the Company (in the case of any transaction involving the Company) or such Material Subsidiary (unless such Material Subsidiary is merged into the Company or another Material Subsidiary or a Subsidiary that becomes a Material Subsidiary as a result of such merger or consolidation) is the surviving corporation, and (ii) immediately before and after giving effect to any such proposed transaction, no Default existed or would exist;
     (b) sell, transfer or otherwise dispose of all or substantially all of any of the Company’s or such Material Subsidiary’s Property (unless, in the case of a Material Subsidiary, such assets are sold, leased, transferred or otherwise conveyed to another Subsidiary which is a Borrower or a Guarantor or which becomes a Borrower or a Guarantor) except for sales, transfers and dispositions of the Capital Stock or assets and/or liabilities of the Subsidiaries identified on Schedule 1.1(c).
     Section 6.4 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that
     (a) a wholly-owned Subsidiary of the Company may make a Restricted Payment to the Company or another wholly-owned Subsidiary of the Company;
     (b) provided no Default has occurred and is continuing or would result therefrom, the Company may pay cash dividends to its stockholders;
     (c) provided no Default has occurred and is continuing or would result therefrom, the Company may repurchase, redeem or otherwise reacquire shares of its Capital Stock; and
     (d) provided no Blockage Event has occurred and is continuing or would result therefrom (provided, with respect to any Blockage Event which would result from such Restricted Payment, for purposes of this clause (d) there shall be excluded any requirement for the giving or delivery of notice with respect to any such event described in clause (b) of the definition of “Blockage Event”), the Company or any of its Subsidiaries may make payments or prepayments of principal of, and payments of interest on, Subordinated Debt.
     Section 6.5 Investments, Loans, Advances. The Company will not, and will not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Person, except the following (provided that before and after giving effect thereto there shall exist no Default):
     (a) the purchase of Liquid Investments;
     (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (c) (x) ordinary course of business contributions, loans or advances to, or investments in, (i) a direct or indirect Subsidiary of the Company or (ii) the Company and (y) other contributions, loans or advances to, or investments in the Borrowers and the Guarantors, provided any obligation of a Borrower or a Guarantor to a Subsidiary that is not a Borrower or a Guarantor shall be subordinated in a manner substantially similar to the subordination provided in Section 10.10 of the Guaranty;
     (d) contributions to, or capital investments in a Person which, prior to such contribution or investment, is not a Subsidiary but which becomes a Subsidiary as a result of such contribution or investment, provided that, (i) the Company shall have caused such Person to become a Guarantor or Borrower pursuant to Section 2.18(a);
     (e) to the extent not prohibited by law, loans and advances to officers, directors and employees of the Company and its Subsidiaries so long as the aggregate principal amount thereof outstanding at any time shall not exceed $2,000,000;
     (f) life insurance policies on officers and directors of the Company or any of its Subsidiaries, provided a Borrower or Guarantor is the beneficiary of the proceeds therefrom;
     (g) investments related to the VSP and SBP Assets;
     (h) other investments not otherwise permitted by this Section 6.5 not to exceed $60,000,000 in aggregate amount.
     Section 6.6 Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement, the Company will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any Property to any Affiliate of the Company or any purchase or acquisition of Property from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided, however, that the Company and its Subsidiaries may (i) enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person not such an Affiliate, (ii) guaranty or otherwise assume obligations of an Affiliate in connection with an Acquisition Expenditure to the extent permitted under Section 6.13 if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person not such an Affiliate, and (iii) maintain the arrangements listed on the attached Schedule 6.6.
     Section 6.7 Maintenance of Ownership of Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of Capital Stock of any Foreign Subsidiary whose Capital Stock is pledged to secure the Obligations in accordance with Section 2.18(b) or any shares of Capital Stock of any Borrower or Guarantor, in each case except as otherwise permitted by Section 6.3. Upon the sale or disposition of the Capital Stock of any Borrower or Guarantor to any Person other than a Borrower or any other Guarantor, the Administrative Agent will, if such sale or disposition is permitted by clause (b) of Section 6.3 and at the Borrowers’ expense, execute and deliver to such Borrower or Guarantor such documents as such Borrower or Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Borrower or Guarantor, as applicable, from its obligations under the Credit Documents.
     Section 6.8 No Further Negative Pledges. Except as set forth in the agreements and documentation governing Indebtedness of the Company or any of its Subsidiaries existing on the Effective Date and described on the attached Schedule 6.8, or with respect to prohibitions against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness (which encumbrances and Indebtedness relate solely to such specific Property, and improvements and accretions thereto, and are otherwise permitted by this Agreement), the Company will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than this Agreement and the Credit Documents):
     (a) prohibiting the creation or assumption of any Lien or otherwise affecting its power, authority, right or ability to grant or permit any Lien upon the Properties of the Company or any of its Subsidiaries, whether now owned or hereafter acquired; or
     (b) requiring an obligation to be secured if some other obligation is or becomes secured;
provided, however, that the restrictions contained in this Section 6.8 shall not apply to any agreements governing credit facilities which constitute senior, unsecured Indebtedness which is permitted by this Agreement to be incurred, which is publicly placed or sold to institutional investors or which constitutes commercial paper and which is not Indebtedness consisting of Capital Leases or purchase money Indebtedness.
     Section 6.9 Other Businesses. The Company will not, and will not permit any of the other Borrowers or Guarantors to, substantially alter the character of their respective businesses, taken as a whole, from that conducted as of the Closing Date.

     Section 6.10 Fixed Charge Coverage Ratio. The Company will not permit its Fixed Charge Coverage Ratio, calculated as of each Calculation Day, commencing June 30, 2007 and continuing thereafter through and including the Maturity Date, for the Calculation Period then ended to be less than 2.00 to 1.0; provided, however, if and when any Company Election Debt shall be incurred, the Company will not permit its Fixed Charge Coverage Ratio, calculated as of each Calculation Day, commencing with the first Calculation Day after the Company Election and continuing thereafter through and including the Maturity Date, for the Calculation Period then ended to be less than 1.50 to 1.0.
     Section 6.11 Leverage Ratio. The Company will not permit its Leverage Ratio, calculated as of each Calculation Day, commencing June 30, 2007 and continuing thereafter through and including the Maturity Date, for the Calculation Period then ended, to be greater than 3.00 to 1.0; provided, however, if and when any Company Election Debt shall be incurred, the Company will not permit its Leverage Ratio to be greater than (a) 3.50 to 1.0, calculated commencing on the first Calculation Day after the incurrence of the Company Election Debt for the Calculation Period then ended, and continuing as of each Calculation Day thereafter through and including the Calculation Day immediately preceding the date of receipt by the Company of the Tax Refund, but in no event earlier than the Calculation Day which is the fourth Calculation Day after the Company Election or later than the eighth Calculation Day after the Company Election, and (b) 3.00 to 1.0, calculated on each Calculation Day thereafter, and continuing through and including the Maturity Date, for the Calculation Period then ended.
     Section 6.12 Indebtedness. The Company will not incur or permit to exist, or permit any of its Subsidiaries to incur or permit to exist, any Indebtedness other than the Obligations and the following:
     (a) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or another Subsidiary;
     (b) Indebtedness outstanding on the Effective Date and listed on Schedule 6.12;
     (c) (i) Indebtedness existing on Property acquired by the Company or any of its Subsidiaries after the Effective Date pursuant to the acquisition of Property in the ordinary course of business, (ii) Indebtedness assumed by the Company or a Subsidiary of the Company or an entity which becomes a Subsidiary after the Effective Date pursuant to an acquisition of any entity not prohibited by Section 6.13, (iii) Capital Leases, and/or (iv) purchase money Indebtedness, provided that (A) immediately after giving effect to the incurrence of any such Indebtedness, no Default shall have occurred and be continuing and (B) the aggregate principal amount outstanding of all such Indebtedness set forth in clauses (i) through (iv) of this Section 6.12(c) shall not exceed $115,000,000 at any time;
     (d) Indebtedness in respect of commercial paper incurred after the Effective Date (such Indebtedness incurred after the Effective Date pursuant to this Section 6.12(d) to be referred to collectively herein as “Commercial Paper Indebtedness”); provided, however, that:
     (i) no Commercial Paper Indebtedness may be incurred at any time if a Default has then occurred and is continuing or would result from such incurrence;

     (ii) none of the financial covenants contained in the agreements, documents and instruments evidencing or governing such Commercial Paper Indebtedness (the “Commercial Paper Indebtedness Documents”) may be more restrictive than those contained in this Agreement or any other Credit Document;
     (iii) no Commercial Paper Indebtedness Document may be executed by the Company or any of its Subsidiaries, and no Commercial Paper Indebtedness may be incurred thereunder, if (A) the execution, delivery and performance of such Commercial Paper Indebtedness Document conflicts with, or constitutes a violation of, this Agreement or any other Credit Document or (B) the execution, delivery and performance of this Agreement and the other Credit Documents by the Company and its Subsidiaries conflicts with, or constitutes a violation of, such Commercial Paper Indebtedness Document; and
     (iv) all Commercial Paper Indebtedness must be pari passu or subordinate in right of payment to the Obligations;
     (e) other Indebtedness incurred after the Effective Date (other than Indebtedness permitted pursuant to Sections 6.12(a), 6.12(b), 6.12(c), and/or 6.12(d)) (such Indebtedness incurred after the Effective Date pursuant to this Section 6.12(e) to be referred to collectively herein as “Additional Permitted Indebtedness”); provided, however, that:
     (i) no Additional Permitted Indebtedness may be incurred at any time if a Default has then occurred and is continuing or would result from such incurrence;
     (ii) none of the financial covenants contained in the agreements, documents and instruments evidencing or governing such Additional Permitted Indebtedness (the “Additional Permitted Indebtedness Documents”) may be more restrictive than those contained in this Agreement or any other Credit Document;
     (iii) no Additional Permitted Indebtedness Document may be executed by the Company or any of its Subsidiaries, and no Additional Permitted Indebtedness may be incurred thereunder, if (A) the execution, delivery and performance of such Additional Permitted Indebtedness Document conflicts with, or constitutes a violation of, this Agreement or any other Credit Document or (B) the execution, delivery and performance of this Agreement and the other Credit Documents by the Company and its Subsidiaries conflicts with, or constitutes a violation of, such Additional Permitted Indebtedness Document; and
     (iv) all Additional Permitted Indebtedness must be pari passu or subordinate in right of payment to the Obligations; and
     (f) extensions, renewals and refinancings of any of the Indebtedness specified in Sections 6.12(a), 6.12(b), 6.12(c), 6.12(d), and/or 6.12(e), so long as the principal amount of such Indebtedness is not thereby increased.

     Section 6.13 Acquisition Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make any Acquisition Expenditure unless each of the following requirements is satisfied:
     (a) such Acquisition Expenditure is made in substantially the same or complementary lines of business of the Company and does not violate any other provisions of this Agreement; and
     (b) at the time of such Acquisition Expenditure, no Default has occurred and is continuing or would occur upon the consummation of such acquisition and, if the aggregate Acquisition Expenditure with respect thereto is in excess of $25,000,000, the Administrative Agent shall have received a Compliance Certificate demonstrating pro forma compliance with Sections 6.10 and 6.11 based on combined pro forma operating results of the Person to be acquired and the Company and its Subsidiaries.
ARTICLE VII
REMEDIES
     Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and the other Credit Documents:
     (a) Payment. The Borrowers shall fail to pay any principal of any Advance or any Reimbursement Obligation when the same becomes due and payable as set forth in this Agreement, or the Borrowers shall fail to pay any interest on any Advance or any fee or other amount or Obligation payable hereunder or under any other Credit Document within five days after due and payable as set forth in this Agreement or any other Credit Document;
     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by any Borrower in this Agreement or in any other Credit Document, (ii) by any Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches. (i) The Company shall fail to perform or observe any covenant contained in Section 5.3, 5.4 or 5.6(e), 5.6(f), 5.6(g) or 5.6(h) or Article VI of this Agreement (ii) or the Company, any Subsidiary of the Company or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) preceding or any other provision of this Section 7.1, if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Company by the Administrative Agent or any Lender or the date a Responsible Officer of the Company has actual knowledge of such default;
     (d) Cross-Defaults. (i) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness, Joint Venture Indebtedness and/or Attributable Indebtedness in respect of Synthetic Leases which is outstanding in a principal amount of at least $25,000,000 individually or when aggregated with all such Indebtedness, Joint Venture Indebtedness and/or Attributable Indebtedness in respect of Synthetic Leases of the

Company or its Subsidiaries so in default (but excluding Indebtedness evidenced by the Notes and Indebtedness under Swap Contracts) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, document or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement, document or instrument relating to such Indebtedness, Joint Venture Indebtedness and/or Attributable Indebtedness in respect of Synthetic Leases shall occur, and shall continue after the applicable grace period, if any, specified in such agreement, document or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, Joint Venture Indebtedness and/or Attributable Indebtedness in respect of Synthetic Leases, or to require such Indebtedness, Joint Venture Indebtedness and/or Attributable Indebtedness in respect of Synthetic Leases to be repurchased, prepaid, deferred or redeemed prior to its stated maturity; (iii) any such Indebtedness, Joint Venture Indebtedness and/or Attributable Indebtedness in respect of Synthetic Leases shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Company or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $25,000,000, and the counterparty to such Swap Contract demands payment in the amount of such Termination Value or demands collateral in the amount of such Termination Value;
     (e) Insolvency. The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Company or any such Material Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 7.1(e);
     (f) Judgments. Any judgment or order for the payment of money in excess of $25,000,000 (reduced for purposes of this Section 7.1(f) by the amount in respect of such judgment or order that a reputable insurer has acknowledged is payable under any valid and enforceable insurance policy) shall be rendered against the Company or any of its Subsidiaries which, within 30 days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;
     (g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the

Code), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by a Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any member of the Controlled Group shall incur any liability in connection with its withdrawal as a substantial employer (within the meaning of Section 4001(a)(12) of ERISA) from a Plan, (vi) the Company or any member of the Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by a Borrower in good faith and by appropriate proceedings, or (vii) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Change; or
     (h) Invalidity of Credit Documents. Any provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or Guarantor contests in any manner the validity or enforceability of any provision of any Credit Document; or any Borrower or Guarantor denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document.
     Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(e)) shall have occurred and be continuing, then, and in any such event,
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and the Borrowers, declare the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and the Borrowers, declare the Advances, all interest thereon, the Letter of Credit Obligations and all other amounts and Obligations payable under this Agreement or any other Credit Document to be forthwith due and payable, whereupon the Advances, all such interest, all such Letter of Credit Obligations and all such amounts and Obligations shall become and be forthwith due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrowers, and
     (b) the Borrowers shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

     Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(e) shall occur:
     (a) the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase or extend Letters of Credit shall immediately and automatically be terminated and the Advances, all interest thereon, all Letter of Credit Obligations and all other amounts and Obligations payable under this Agreement or any other Credit Document shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrowers; and
     (b) to the extent permitted by law or court order, the Borrowers shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.
     Section 7.4 Cash Collateral Account.
     (a) Pledge. The Borrowers hereby pledge, and grant to the Administrative Agent for the benefit of the Lenders a Lien and security interest in, all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the Obligations, including without limitation all Letter of Credit Obligations owing to any Issuing Lender or any other Lender due and to become due from the Borrowers to any Issuing Lender or any other Lender under this Agreement in connection with the Letters of Credit.
     (b) Application against Letter of Credit Obligations. The Administrative Agent may, at any time or from time to time, apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to any Issuing Lender, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Borrowers to any Issuing Lender under this Agreement in connection with the Letters of Credit.
     (c) Duty of Care. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     Section 7.5 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.6 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Advances or any other amount or Obligation payable hereunder or under the other Credit Documents due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Advances or any such other amounts or Obligations pursuant to Section 7.3, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but specifically excluding any trust or custodial accounts for which any Lender is the trustee or other fiduciary) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the indebtedness, liabilities or obligations of the Borrowers now or hereafter existing under this Agreement, the Note held by such Lender and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrowers after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 7.6 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
ARTICLE VIII
AGENCY AND ISSUING LENDER PROVISIONS
     Section 8.1 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent under this Agreement and the other Credit Documents on behalf of such Lender and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document or applicable law. The Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing.
     Section 8.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including the Administrative Agent’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Company or its Subsidiaries or to inspect the property (including the books and records) of the Company or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     Section 8.3 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 8.4 The Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company or any of its Subsidiaries, and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.5 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 8.6 Indemnification. The Lenders severally agree to indemnify the Administrative Agent and each Issuing Lender and each Related Party of any of the foregoing (to the extent not reimbursed by the Borrowers), according to their respective Pro Rata Shares (determined at the time such indemnity is sought) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, such Issuing Lender or any such Related Party in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted by the Administrative Agent, such Issuing Lender or any such Related Party under this Agreement or any other Credit Document (INCLUDING THE AGENT’S, SUCH ISSUING LENDER’S OR SUCH RELATED PARTY’S OWN NEGLIGENCE), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, such Issuing Lender’s or such Related Party’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share (determined at the time such reimbursement is sought) of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.
     Section 8.7 Successor Administrative Agent, Swingline Lender and Issuing Lender. The Administrative Agent, the Swingline Lender or any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders upon receipt of written notice from the Majority Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, Swingline Lender or Issuing Lender with, if an Event of Default has not occurred and is not continuing, the consent of the Company, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent, Swingline Lender or Issuing Lender shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s, Swingline Lender’s or Issuing Lender’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, Swingline Lender or Issuing Lender, then the retiring Administrative Agent, Swingline Lender or Issuing Lender may, on behalf of the Lenders and the Company, appoint a successor Administrative Agent, Swingline Lender or Issuing Lender, which shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States and, in the case of the Swingline Lender or an Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent, Swingline Lender or Issuing Lender by a successor Administrative Agent, Swingline Lender or Issuing Lender, such successor Administrative Agent, Swingline Lender or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, Swingline Lender or Issuing Lender, and the retiring Administrative Agent, Swingline Lender or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain an Issuing Lender with respect to any Letters of Credit issued by such Issuing Lender and outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s, Swingline Lender’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent, Swingline Lender or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, Swingline Lender or Issuing Lender under this Agreement and the other Credit Documents.
     Section 8.8 Administrative Agent May File Proofs of Claim. In the case of the pendency of any proceeding under any bankruptcy, insolvency, reorganization or any other similar judicial proceeding relative to any Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal or any Advance or Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.3, 9.4 and 9.7) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.
     Section 8.9 Collateral and Guaranty Matters. The Lenders and the Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Majority Lenders; and
     (b) to release any Borrower or any Guarantor from its obligations hereunder or under the Guaranty, as the case may be, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower or any Guarantor from its obligations hereunder or under the Guaranty pursuant to this Section 8.9.
     Section 8.10 Co-Syndication Agents. The Co-Syndication Agents shall not have any duties, obligations or liabilities in their capacities as Co-Syndication Agents.
     Section 8.11 Co-Documentation Agents. The Co-Documentation Agents shall not have any duties, obligations or liabilities in their capacities as Co-Documentation Agents.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Credit Document, nor consent to any departure by the Company or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or, if specifically provided for in any Credit Document, the Administrative Agent with the consent of the Majority Lenders) and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the aggregate Commitments of the Lenders, except as permitted by Section 2.16, (b) reduce the principal of, or interest on, the Advances or any fees or other amounts or Obligations payable hereunder or under any other Credit Document; provided, however, that only the consent of the Majority Lenders shall be necessary to amend Section 2.6(e) or to waive any obligation of the Borrowers to pay interest at the rate specified in Section 2.6(e), (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts or Obligations payable hereunder or under any other Credit Document, (d) amend Section 2.10(a), Section 2.15 or this Section 9.1, (e) release any Guarantor from its obligations under the Guaranty, other than the release of any Guarantor’s obligations under the Guaranty in accordance with Section 6.7, (f) amend the definition of “Majority Lenders”, or (g) amend the application of payments set forth in Section 2.10(e); and provided, further, that

(i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Swingline Lender or any Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Swingline Lender or such Issuing Lender, as the case may be, under this Agreement or any other Credit Document, and (ii) no waiver or consent to departure from any of the conditions specified in Section 3.1 or 3.2 shall be effective unless in writing and signed by the Majority Lenders and the Administrative Agent.
     Section 9.2 Notices; Effectiveness; Electronic Communication.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 9.2; or, in the case of any Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as such be designated by such party in a notice to the Borrowers, the Administrative Agent, any Issuing Lender and the Swingline Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii)(A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by certified mail, three Business Days after deposit in the mails, postage prepaid for certified delivery with return receipt requested; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, any Issuing Lender and the Swingline Lender pursuant to Article II or VIII shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 9.2, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be signed by facsimile and may be transmitted by facsimile or email. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers and the Guarantors, as the case may be, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Other Communications. Notwithstanding anything in this Section 9.2 or elsewhere in this Agreement to the contrary, the Borrowers agree that the Administrative Agent may make any material delivered by the Borrowers or on their behalf to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company, any of its Subsidiaries or other Affiliates, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lenders’ e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronically mailed Notices of Borrowing and Notices of Conversion or Continuation) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Lenders, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, and EXPRESSLY INCLUDING ANY SUCH LOSSES, COSTS, EXPENSES AND LIABILITIES INCURRED BY REASON OF SUCH PERSON’S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, COSTS, EXPENSES AND LIABILITIES INCURRED BY REASON OF SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH. All telephonic or electronically mailed notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     Section 9.3 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent or any Issuing Lender to exercise, and no delay in exercising, any right or remedy hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.4 Costs and Expenses. The Borrowers agree to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement of this Agreement, the Notes and the other Credit Documents, including, without limitation, the fees set forth in the Administrative Agent’s Fee Letter, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Lenders and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, the Issuing Lenders and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents after a Default or an Event of Default has occurred and is continuing, and (c) to the extent not included in the foregoing, the costs of any Uniform Commercial Code financing statement or continuation statement, and any related Uniform Commercial Code search conducted subsequent to such recordation.
     Section 9.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, received a counterpart hereof executed by such Lender, except that the Borrowers shall not have the right to assign their respective rights or delegate their respective duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 9.6 Lender Assignments and Participations.
     (a) Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement and the other Credit Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Notes held by it and the participation interest in the Letter of Credit Obligations and Swingline Advances held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement and the other Credit Documents and shall involve a ratable assignment of such Lender’s Commitment and such Lender’s Revolving Advances, (ii) the amount of the resulting Commitment and Revolving Advances of the assigning Lender (unless it is assigning all its Commitment) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Revolving Note subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent or an Eligible Assignee which is an Affiliate of the assigning Lender) shall pay to the Administrative Agent a $3,000 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof unless otherwise agreed by the parties to such Assignment and Acceptance and the Administrative Agent, (a) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (b) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (but such Lender shall continue to be entitled to the benefits of Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 with respect to facts and circumstances occurring prior to the effective date of such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Lender may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Lender.
     (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or its Subsidiaries or the Guarantors or the performance or observance by any Borrower or Guarantors of any of its respective obligations under this Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) The Register. The Administrative Agent shall maintain at its address referred to in Schedule 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Revolving Note or, in the case of an assignment to another Lender, Revolving Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for such Note or Notes, a new Revolving Note payable to the order of such Eligible Assignee in amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitment hereunder, a new Revolving Note payable to the order of such Lender in an amount equal to, respectively, the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit G.
     (e) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (f) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participation interest in the Letter of Credit Obligations and Swingline Advances and the Revolving Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest or extending the Maturity Date, and (vi) such Lender shall give prompt prior notice to the Company of each such participation to be sold by such Lender. The Borrowers hereby agree that participants shall have the same rights under Sections 2.8, 2.9, 2.11(c) and 9.7 hereof as the Lender to the extent of their respective participations. Notwithstanding the foregoing, upon the receipt of notice by the Company of the sale of a participation by any Lender to one or more banks or other entities (other than an Affiliate of such Lender) in or to all or a portion of its rights and obligations under this Agreement (each such bank or other entity, a “Proposed Participant”), the Company shall have the right, but not the obligation, to select additional banks to replace such Proposed Participant on the same terms and conditions as the Proposed Participant upon prompt written notice from the Company to the Administrative Agent and the Lender selling such participation. The Company shall have ten days from the date of its receipt of notice of the proposed sale of such participation to the Proposed Participant to select replacement banks to replace such Proposed Participant. If the Company does not select any replacement banks or does not elect replacement banks the applicable Lender may sell such participation to the Proposed Participant.
     Section 9.7 Indemnification. The Borrowers shall indemnify the Administrative Agent, the Lenders (including any lender which was a Lender hereunder prior to any full assignment of its Commitment), the Issuing Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from, and discharge, release and hold each of them harmless against, any and all losses, penalties, liabilities, claims or damages to which any Indemnitee may become subject, insofar as such losses, penalties, liabilities, claims or damages arise out of or result from (a) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Advance or Letter of Credit or any actual or proposed use by any Borrower or any Affiliate of any Borrower of the proceeds of any Advance, (c) any breach by any Borrower, any Subsidiary of any Borrower or any Guarantor of any provision of this Agreement or any other Credit Document, (d) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (e) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Company or any of its Subsidiaries, and the Borrowers shall reimburse each Indemnitee, upon demand, for any reasonable out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation, litigation or other proceeding; and EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSE INCURRED BY REASON OF ANY INDEMNITEE’S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OR BAD FAITH OF ANY INDEMNITEE.
     Section 9.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.9 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrowers in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrowers provided for in Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.11 Commercial Loans. The Borrowers represent and warrant that the Advances are and shall be “Commercial Loans” as such term is used in Chapter 306 of the Texas Finance Code. In the event that applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, the ceiling shall be the indicated (weekly) ceiling and shall be used when appropriate in determining the Maximum Rate.
     Section 9.12 Usury Not Intended. It is the intent of the Borrowers and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas and the U.S. from time to time in effect. In furtherance thereof, the Lenders and the Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances include amounts which, by applicable law, are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Advances (or if such Advances shall have been paid in full, refund said excess to the Borrowers). In the event that the maturity of the Advances is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Advances (or, if the applicable Advances shall have been paid in full, refunded to the Borrowers). The provisions of this Section 9.12 shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.
     Section 9.13 Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas; provided, that the Administrative Agent and each Lender shall retain all rights arising under federal law.
     Section 9.14 Lenders not in Control. None of the covenants or other provisions contained in the Credit Documents shall, or shall be deemed to, give the Lenders the right or power to exercise control over the affairs and/or management of the Company, any of its

Subsidiaries or any Guarantor, the power of the Lenders being limited to the right to exercise the rights and remedies provided in the Credit Documents; provided, however, that if any Lender becomes the owner of any stock, or other equity interest in, any Person whether through foreclosure or otherwise, such Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.
     Section 9.15 Headings Descriptive. The headings of the several sections, clauses and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     Section 9.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER CREDIT DOCUMENT OR TO ANY COUNTERCLAIM THEREIN.
     Section 9.17 Jurisdiction; Venue.
     (a) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     Section 9.18 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Related Parties and accountants and legal counsel, who, in the reasonable judgment of the Administrative Agent and the applicable Lenders, need to know such information for the purpose of performing or exercising the duties, obligations, rights and remedies of the Administrative Agent, the Issuing Lenders or such Lenders under this Agreement and the other Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Agreement or the enforcement of rights hereunder or thereunder, (f) subject to any agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations, (g) with the consent of the Company, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Company. In addition, the Administrative Agent, the Issuing Lenders and the Lenders may disclose the existence of this Agreement and the terms of this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Issuing Lenders and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. For purposes of this Section, “Information” means all information received from or on behalf of the Company or any other Borrowers or Guarantors relating to the Company or any other Borrowers or Guarantors or any of their respective businesses, including information posted to Intralinks, other than any such information that is available to the Administrative Agent, the Issuing Lenders or any Lender on a non-confidential basis prior to disclosure by the Company or any other Borrowers or Guarantors. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person should accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges, and shall advise all Persons to whom it discloses Information, that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will, and all persons to whom such information is disclosed should, handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.
     Section 9.19 Joint and Several Obligations.
     (a) Joint and Several. Each Borrower shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement, regardless of which Borrower actually receives the proceeds of the Advances or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, Administrative Agent, or Lenders account therefor in their respective books and records.
     (b) Benefits. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation, their ability to receive the credit extensions under this Agreement and the other Credit Documents, which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Credit Documents.
     (c) Inducement. The Administrative Agent and the Lenders have advised the Borrowers that it is unwilling to enter into this Agreement and the other Credit Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and the other Credit Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Administrative Agent and the Lenders to extend credit pursuant to this Agreement and the other Credit Documents (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions joint with other Borrowers, and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of the Borrowers, the joint and several liability of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit of the accommodations made under this Agreement to Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, any individual Borrower.
     (d) Limitation. Notwithstanding anything herein, in the Notes or in any other Credit Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of credits generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Borrower other than the Company (a “Non-Company Borrower”) under this Agreement, the Notes or any other Credit Document would otherwise, after giving effect to (i) all other liabilities of such Non-Company Borrower, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Non-Company Borrower in respect of intercompany Indebtedness to any other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Non-Company Borrower hereunder or under any other Credit Document) and (ii) the value as assets of such Non-Company Borrower (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Non-Company Borrower, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, the Notes or any other Credit Document, then the amount of such liability shall, without any further action by such Non-Company Borrower, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     (e) Authority. The Administrative Agent is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, subject to Section 9.1, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Administrative Agent; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower. Except as specifically provided in this Agreement or any of the other Credit Documents, Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations as Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower.
     (f) Obligations Unconditional. Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower (other than the Borrower with respect to which such waiver or consent is granted) and delivered to Administrative Agent; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
     (g) Remedies Delayed. Until all Obligations have been paid and satisfied in full and all Commitments hereunder are terminated, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.
     (h) Notice. Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent or Lenders to the Company hereunder or pursuant to any other Credit Documents in accordance with the terms hereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.
     (i) Rights. This Section is intended only to define the relative rights of Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Credit Documents. Nothing contained in this Section shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto or which such Borrower shall be primarily liable.
     (j) Contribution Rights. The parties hereto acknowledge that any rights of contribution and indemnification or a Borrower against another Borrower shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder.
     (k) Primary Obligation. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower as fully as if such Obligations were directly incurred by such Borrower.
     (l) Additional Authorizations. Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower, authorizes Administrative Agent (subject to Section 9.1), without giving notice to such Borrower or to any other Borrower or obtaining such Borrower’s consent or any other Borrower’s consent and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower, from time to time to:
     (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;
     (ii) declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;
     (iii) take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;
     (iv) apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine;
     (v) release, surrender or exchange any deposits or other property securing the Obligations or on which Administrative Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;
     (vi) apply payments received by Administrative Agent from any Borrower to any Obligations, in such order as Administrative Agent shall determine, in its sole discretion; and
     (vii) exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances.
     (m) No Impairment. Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.
     Section 9.20 Amendment and Restatement. Upon satisfaction of all of the conditions precedent set forth in Section 3.1 of this Agreement, the Existing Credit Agreement shall be amended and restated by this Agreement, provided that this Agreement does not constitute and shall not be construed as a novation of or a payment and readvance of the loan principal, interest and other sums, if any, heretofore outstanding under the Existing Credit Agreement.
     Section 9.21 ENTIRE AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE

AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.
     THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.
     Section 9.22 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information required by the Act or any regulation promulgated pursuant to the Act that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
     Section 9.23 No Agent or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person and (ii) the Administrative Agent does not have any obligation to the Borrowers with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and the Administrative Agent has no obligation to disclose any of such interests to the Borrowers.
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     EXECUTED as of the date first referenced above.

BORROWERS:
ARKANSAS BEST CORPORATION
By:
Judy R. McReynolds
Senior Vice President – Chief Financial Officer and Treasurer

ABF FARMS, INC.
ABF CARTAGE, INC.
TRANSPORT REALTY, INC.
FLEETNET AMERICA, INC.
DATA-TRONICS CORP.
TREAD-ARK CORPORATION
TREAD-ARK REAL ESTATE CORPORATION
FREIGHTVALUE, INC.
GLOBAL SUPPLY CHAIN SERVICES, INC.

By:
Judy R. McReynolds
Treasurer

TREAD-ARK INVESTMENT CORPORATION ABF FREIGHT SYSTEM, INC.
By:
Judy R. McReynolds
Assistant Treasurer

1

ARKANSAS BEST AIRPLANE LEASING, INC. ABF AVIATION, LLC
By:
Judy R. McReynolds
Vice President and Treasurer

2

AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Stephen C. Melton
Vice President

3

CO-SYNDICATION AGENTS: BANK OF AMERICA, N.A., as Co-Syndication Agent
By:
Name:
Title:

4

SUNTRUST BANK, as Co-Syndication Agent
By:
Name:
Title:

5

CO-DOCUMENTATION AGENTS: WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent
By:
Name:
Title:

6

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agent
By:
Name:
Title:

By:
Name:
Title:

7

BANKS: WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:

8

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

9

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:
Name:
Title:

By:
Name:
Title:

10

BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

11

SUNTRUST BANK, as a Lender
By:
Name:
Title:

12

U.S. BANK NATIONAL ASSOCIATION
By:
Name:
Title:

13

MIZUHO CORPORATE BANK, LTD.
By:
Name:
Title:

14

BRANCH BANKING AND TRUST COMPANY
By:
Name:
Title:

15

COMMERCE BANK, N.A.
By:
Name:
Title:

16

THE FIRST NATIONAL BANK OF FORT SMITH
By:
Name:
Title:

17

SCHEDULE 1.1(a)
Commitments

Bank	Commitment
Wells Fargo Bank, N.A.	$55,000,000.00

Wachovia Bank, National Association	$42,500,000.00

The Bank of Tokyo – Mitsubishi UFJ, Ltd.	$42,500,000.00

Bank of America, N.A.	$42,500,000.00

SunTrust Bank	$42,500,000.00

U. S. Bank National Association	$30,000,000.00

Mizuho Corporate Bank, Ltd.	$30,000,000.00

Branch Banking and Trust Company	$20,000,000.00

Commerce Bank, N.A.	$10,000,000.00

The First National Bank of Fort Smith	$10,000,000.00

Total:	$325,000,000.00

Schedule 1.1(a)

SCHEDULE 1.1(b)
Letters of Credit Outstanding as of April 24, 2007

			DATE
LETTER #	ISSUER	AMOUNT	ISSUED	BENEFICIARY
NZS398653	WELLS FARGO	$710,000	04/27/90	INA
NZS383487	WELLS FARGO	400,000	04/15/93	ST PAUL (AUTO & GL)
NZS387675	WELLS FARGO	500,000	04/19/93	WORKERS COMP, MICH.
NZS383502	WELLS FARGO	3,480,132	08/14/95	PROTECTIVE INS. CO
NZS383617	WELLS FARGO	31,163	08/14/95	NORTHWESTERN NATL INS
NZS383464	WELLS FARGO	1,643,975	12/13/95	NATIONAL UNION FIRE INS (AIG)
NZS375335	WELLS FARGO	3,064,221	01/12/98	RELIANCE NATIONAL
NZS375446	WELLS FARGO	865,000	01/12/98	LUMBERMENS MUTUAL
NZS429164	WELLS FARGO	1,250,000	01/30/02	U.S. FIDELITY & GUARANTY CO.
NZS450918	WELLS FARGO	4,000,000	08/02/02	TEXAS WORKERS COMP COMM.
NZS453005	WELLS FARGO	9,500,000	08/15/02	PENN. WORKERS COMP COMM.
NZS453726	WELLS FARGO	2,600,000	08/20/02	ILLINOIS SELF INSURANCE
NZS453744	WELLS FARGO	2,200,000	08/20/02	NEW MEXICO SELF INSURANCE
NZS453745	WELLS FARGO	528,219	08/20/02	MINNESOTA SELF INSURANCE
NZS454481	WELLS FARGO	2,415,000	08/27/02	FLORIDA SELF INSURANCE
NZS454482	WELLS FARGO	100,000	08/27/02	LOUISIANA SELF INSURANCE
NZS454483	WELLS FARGO	100,000	08/27/02	NEVADA SELF INSURANCE
NZS454484	WELLS FARGO	375,000	08/27/02	OKLAHOMA SELF INSURANCE
NZS454485	WELLS FARGO	522,000	08/27/02	KENTUCKY SELF INSURANCE
NZS454486	WELLS FARGO	4,790,438	08/27/02	NEW YORK SELF INSURANCE
NZS454841	WELLS FARGO	1,250,000	08/29/02	MARYLAND SELF INSURANCE
NZS455184	WELLS FARGO	767,516	09/04/02	ARIZONA SELF INSURANCE
NZS494016	WELLS FARGO	500,000	10/01/03	OREGON SELF INSURANCE
NZS530944	WELLS FARGO	100,000	11/08/04	ARIZONA SELF INSURANCE (G.I.)
NSH/F401036	SUNTRUST	1,250,000	08/26/02	GEORGIA SELF INSURANCE
NSH/F841245	SUNTRUST	1,000,000	05/15/03	TEXAS SELF INSURANCE
NSH/F847094	SUNTRUST	660,000	09/12/05	TENNESSEE DEPT OF INSURANCE
SM422573W	WACHOVIA	400,000	08/30/02	S. CAROLINA SELF INSURANCE
SM201349W	WACHOVIA	710,000	12/19/02	KANSAS SELF INSURANCE
SM201776W	WACHOVIA	3,517,000	01/24/03	ACE AMERICAN INSURANCE CO.
SM217570W	WACHOVIA	1,000,000	12/27/05	ACE AMERICAN (MOTOR CARRIER INS)
SM217644W	WACHOVIA	750,000	12/30/05	VIRGINIA W/C COMMISSION
MS1365098	BANK OF AMERICA	300,000	11/22/02	CONNECTICUT W/C COMMISSION
ABF 001229	FIRST NAT'L	400,000	08/10/93	STATE OF ARKANSAS
P002783	SUNTRUST	8,130	12/12/05	TOWNSHIP OF SOUTHAMPTION
NZS592350	WELLS FARGO	384,785	03/12/07	UPPER CHICHESTER TOWNSHIP

TOTAL		$52,072,579
Schedule 1.1(b)

SCHEDULE 1.1(c)
Certain Subsidiaries
     FleetNet America, Inc.

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Schedule 1.1(c)

“***”—Confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission under a Confidential Treatment Request, pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.
SCHEDULE 1.1(d)
Company Election Provisions
Notwithstanding anything to the contrary in the Credit Agreement:
1.	“Company Election Charge” means “***”

2.	“***”

3.	“***”

4.	Implementation of a Company Election shall not constitute a Termination Event or be a Reportable Event, shall be excluded from the representations set forth in Section 4.11, and shall not trigger an Event of Default under Section 7.1(g).

5.	Promptly upon the knowledge of any Responsible Officer of the Company, the Company shall furnish the Administrative Agent notice that a Company Election will occur and the proposed date for such Company Election.

6.	“Company Election”. Under the provisions of the Taft-Hartley Act, retirement benefits for ABF’s contractual employees are provided by a number of Multiemployer Plans. ABF contributes to these Multiemployer Plans monthly based on the time worked by its contractual employees, as specified in the National Master Freight Agreement and its regional supplemental agreements. ABF has contingent liabilities for its share of the unfunded liabilities of each Multiemployer Plan to which it contributes. Under the Multi-Employer Pension Plan Amendments Act of 1980, ABF’s contingent liability for a Multiemployer Plan would become payable if it were to withdraw from that Multiemployer Plan. In order to provide single employer retirement benefits for such contractual employees through its own qualified Plan, the Company and/or ABF must withdraw from the Multiemployer Plans and pay its withdrawal liabilities. In order to withdraw from the Multiemployer Plans, ABF must negotiate an agreement with the representative of its contractual employees that allows it to withdraw and establish a single employer retirement Plan or Plans. The Company and/or ABF’s election to withdraw from one or more Multiemployer Plans is referred to collectively as the “Company Election”. The Company Election may occur in one or more separate Multiemployer Plan withdrawals, all of which individually and collectively constitute the Company Election.

7.	“***”

8.	Information regarding a Company Election shall not be disclosed to any third party (except as otherwise required by law) including, but not limited to, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Issuing Lenders and the Lenders without the express written permission of the Company.
Schedule 1.1(d)

SCHEDULE 4.1
Subsidiaries

Jurisdiction of
Name of Subsidiary	Incorporation	Address of Principal Office	Borrower/ Guarantor
ABF Aviation, LLC	Arkansas	3801 Old Greenwood Road	Borrower
Fort Smith, AR 72903

ABF Cartage, Inc.	Delaware	3801 Old Greenwood Road	Borrower
Fort Smith, AR 72903

ABF Farms, Inc.	Arkansas	3801 Old Greenwood Road	Borrower
Fort Smith, AR 72903

ABF Freight System (B.C.), Ltd.	British Columbia, Canada	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Freight System Canada, Ltd.	Canada	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Freight System, Inc.	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

ABF Freight System De Mexico, Inc.	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903

Arkansas Best Airplane Leasing, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

CaroTrans Canada, Ltd.	Canada	3801 Old Greenwood Road Fort Smith, AR 72903

CaroTrans de Mexico, S.A. DE C.V.	Mexico	3801 Old Greenwood Road Fort Smith, AR 72903

Data-Tronics Corp.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

FleetNet America, Inc.	Arkansas	P.O. Box 970 Cherryville, NC 28021	Borrower

Freightvalue, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

Global Supply Chain Services, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

Schedule 4.1 - Page 1

Jurisdiction of
Name of Subsidiary	Incorporation	Address of Principal Office	Borrower/ Guarantor
Land-Marine Cargo, Inc.	Puerto Rico	3801 Old Greenwood Road Fort Smith, AR 72903

Motor Carrier Insurance, Ltd.	Bermuda	P.O. Box 1022 Clarendon House Church Street West Hamilton HM DX Bermuda

Transport Realty, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

Tread-Ark Corporation	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

Tread-Ark Investment Corporation	Nevada	4501 North Lamb Las Vegas, NV 89115	Borrower

Tread-Ark Real Estate Corporation	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903	Borrower

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Schedule 4.1 — Page 2

SCHEDULE 4.7
Litigation
Litigation.
Various legal actions, the majority of which arise in the normal course business of the Borrowers and their Subsidiaries, are pending. None of these actions, if decided against the Borrowers or their Subsidiaries, would cause a Material Adverse Change. The Borrowers and their Subsidiaries maintain liability insurance against risks arising out of the normal course of its business, subject to certain self-insured retention or deductible limits.
Environmental.
Certain Borrowers and their Subsidiaries, store fuel for their tractors and trucks in approximately 72 underground storage tanks located in 23 states. Maintenance of such tanks is regulated at the federal and, in some cases, state levels. The Borrowers and their Subsidiaries believe they are in substantial compliance with all such regulations. Neither the Company, the Borrowers nor any of their Subsidiaries is aware of any leaks from such tanks that could reasonably be expected to have a Material Adverse Effect on the Borrowers or any of their Subsidiaries.
Certain Borrowers have received notices from the Environmental Protection Agency (“EPA”) and others that they have been identified as a potentially responsible party (“PRP”) under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) or other federal or state environmental statutes at twenty-five sites in the United States. After investigating the Borrowers’ and their Subsidiaries’ involvement at such sites, the Borrowers and its Subsidiaries have agreed to de minimus settlements aggregating approximately $130,000 over the last ten years at seven of the sites. At December 31, 2006, the Borrowers had accrued approximately $1.2 million to provide for environmental related liabilities.

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Schedule 4.7

SCHEDULE 4.10(a)
Tax Disclosure
None.

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Schedule 4.1(a)

SCHEDULE 4.10(b)
Tax Returns; Waivers of Statute of Limitations
Waivers of the statute of limitations for the returns and the periods described below have been granted by the Borrower or the designated member of the Tax Group. The related tax assessments, if any, are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established to the extent required by GAAP.
ABF Freight System, Inc.
Michigan Single Business Tax for the tax period ending February 2002 extended to February 29, 2008.

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Schedule 4.10(b)

SCHEDULE 4.13
Insurance Disclosure
Reliance Insurance Company (“Reliance”) was the Company’s excess insurer for workers’ compensation claims above the self-insured retention level of $0.3 million for the 1993 through 1999 policy years. According to an Official Statement by the Pennsylvania Insurance Department on October 3, 2001, Reliance was determined to be insolvent. The Company has been in contact with and has received either written or verbal confirmation from a number of state guaranty funds that they will accept excess claims. For claims not accepted by state guaranty funds, the Company has continually maintained liabilities since 2001 for its estimated exposure to the Reliance liquidation. The Company anticipates receiving either full reimbursement from state guaranty funds or partial reimbursement through orderly liquidation; however, this process could take several years.
Kemper Insurance Companies (“Kemper”) insured the Company’s workers’ compensation excess claims above $0.3 million for the 2000 through 2001 policy years. In March 2003, Kemper announced that it was discontinuing its business of providing insurance coverage. Lumbermen’s Mutual Casualty Company, the Kemper company which insures the Company’s excess claims, received audit opinions with a going-concern explanatory paragraph on its 2005, 2004 and 2003 statutory financial statements. The Company has not received any communications from Kemper regarding any changes in the handling of the Company’s existing excess insurance coverage with Kemper. Although Kemper continues to pay amounts owed, the Company is uncertain as to the future impact that Kemper’s financial condition will have on excess insurance coverage during the 2000 and 2001 policy years. Based upon Kemper’s available financial information, the Company has recorded an allowance for uncollectible receivables and additional liabilities for excess claims.
Schedule 4.13

SCHEDULE 6.1
Exiting Liens and Secured Indebtedness

		Debt Outstanding as
	Description	of March 31, 2007
1.	Liens on computer equipment under a Term Lease Master Agreement between IBM Credit Corporation, as Lessor, and Data-Tronics Corp., as Lessee	$159,659.55

2.	Mortgages dated May 31, 2002 from Arkansas Best Corporation and ABF Farms, Inc. on certain real property in Arkansas County, Arkansas securing payment of certain Promissory Notes in favor of Charles J. Shumate in the original principal sum of $1,105,253.00 and Scott E. Shumate in the original principal sum of $675,000.00	$1,194,131.06

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
Schedule 6.1

SCHEDULE 6.6
Certain Intercompany Arrangements
1.	The Company has arrangements with various Subsidiaries under which Company provides management services to the Subsidiary. These management services include, but are not limited to, financial reporting, executive services, general accounting, tax, treasury, risk management, benefits management, legal management, corporate record keeping, internal audit, and aviation. The Company receives a monthly fee for its services.

2.	Under an arrangement between the Company and subsidiary Data-Tronics Corp. (“DTC”), DTC provides certain data processing, computer programming and other technology services to the Company and to certain Borrowers.

3.	On January 6, 2003, ABF Freight System, Inc. (“ABF”) and Tread-Ark Investment Corporation (“TAIC”) entered into an Agreement under which two officers of ABF are also officers of TAIC. TAIC pays a monthly fee to ABF for the services of the two officers.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
Schedule 6.6

SCHEDULE 6.8
Certain Negative Pledges
None.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
Schedule 6.8

SCHEDULE 6.12
Outstanding Indebtedness

		Debt Outstanding as
	Description	of March 31, 2007
3.	Term Lease Master Agreement between IBM Credit Corporation, as Lessor, and Data-Tronics Corp., as Lessee for computer equipment.	$159,659.55

4.	Guarantee of Borrower securing payments of a former Subsidiary, The Complete Logistics Company, to Anne Dellazoppa pursuant to an Asset Purchase Agreement dated February 24, 1995.	$175,000.00

5.	Promissory Notes from Arkansas Best Corporation and ABF Farms, Inc. dated May 31, 2002 in favor of Charles J. Shumate in the original principal sum of $1,105,253.00 and Scott E. Shumate in the original principal sum of $675,000.00.	$1,194,131.06

6.	Guarantee of the Company securing an Office Building Lease between former Subsidiary, Clipper Exxpress Company, as lessee and North Waterfall Glen Limited Partnership and Basswood Associates, an Illinois general partnership as lessors dated June 17, 2004.	$1,061,203.90

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
Schedule 6.12

SCHEDULE 9.2
Notice Information
ADMINISTRATIVE AGENT:
(Other Notices as Administrative Agent)
Wells Fargo Bank, National Association
1445 Ross Avenue, 23rd Floor
Dallas, Texas 75201

Attention:

Telephone:

Telecopier:

Electronic Mail:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Wells Fargo Bank, National Association
1445 Ross Avenue, 23rd Floor
Dallas, Texas 75201

Attention:

Telephone:

Telecopier:

Electronic Mail:

Account No.:

Reference:

Attention:

ABA#

Eurodollar Lending Office
Wells Fargo Bank, National Association
Commercial Lending Loan Center
1740 Broadway, 3rd Floor
Denver, Colorado 80274

Attention:

Telephone:

Telecopier:

Electronic Mail:

Schedule 9.2 — Page 1

SWING LINE LENDER:
Wells Fargo Bank, National Association
1445 Ross Avenue, 23rd Floor
Dallas, Texas 75201

Attention:

Telephone:

Telecopier:

Electronic Mail:

Account No.:

Reference:

Attention:

ABA#

Other Notices as a Lender:

Wells Fargo Bank, National Association
1445 Ross Avenue, 23rd Floor
Dallas, Texas 75201

Attention:

Telephone:

Telecopier:

Electronic Mail:

ISSUING LENDER:
Wells Fargo Bank, National Association
1445 Ross Avenue, 23rd Floor
Dallas, Texas 75201

Attention:

Telephone:

Telecopier:

Electronic Mail:

COMPANY and BORROWERS:
Arkansas Best Corporation
c/o Arkansas Best Corporation
3801 Old Greenwood Road
Fort Smith, Arkansas 72903

Attention:
Telephone:
Telecopier:
Electronic Mail:
Schedule 9.2 — Page 2

BANK OF AMERICA, N.A.
100 Federal Street
Boston, Massachusetts 02110

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
Domestic and Eurodollar Lending Offices
100 Federal Street
Boston, Massachusetts 02110

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
WACHOVIA BANK, NATIONAL ASSOCIATION
Wachovia Securities, Inc.
301 South College Street, NC5562
Charlotte, North Carolina 28288

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
ABA#
Domestic and Eurodollar Lending Offices
Wachovia Securities, Inc.
301 South College Street, TW 15
Charlotte, North Carolina 28288
Schedule 9.2 — Page 3

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
ABA#
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
2001 Ross Avenue, Suite 3150
Dallas, Texas 75201

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
Domestic and Eurodollar Lending Offices
1100 Louisiana Street, Suite 2800
Houston, Texas 77002-5216

Attention:

Telephone:

Telecopier:

Electronic Mail:

Schedule 9.2 — Page 4

Account No.:
Account Name:
Reference:
ABA#
SUNTRUST BANK
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Attention:
ABA#
Domestic and Eurodollar Lending Offices
303 Peachtree Street, N.E., 10th Floor
Atlanta, Georgia 30308

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Attention:
ABA#
U. S. BANK NATIONAL ASSOCIATION
800 Nicollet Mall
BC-MN-H03P
Minneapolis, Minnesota 55402

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
Schedule 9.2 — Page 5

and
U.S. Bank National Association
400 City Center
Oshkosh, Wisconsin 54901

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
Domestic and Eurodollar Lending Offices
800 Nicollet Mall
BC-MN-H03P
Minneapolis, Minnesota 55402

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
MIZUHO CORPORATE BANK, LTD.
1251 Avenue of the Americas
New York, New York 10020-1104

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
Schedule 9.2 — Page 6

Domestic and Eurodollar Lending Offices
1251 Avenue of the Americas
New York, New York 10020-1104

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
BRANCH BANKING AND TRUST COMPANY
200 West 2nd Street, 16th Floor
Winston-Salem, North Carolina 27101

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
ABA#
Domestic and Eurodollar Lending Offices
200 West 2nd Street, 16th Floor
Winston-Salem, North Carolina 27101

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
ABA#
COMMERCE BANK, N.A.
1000 Walnut Street, BB17-1
Kansas City, Missouri 64106
Schedule 9.2 — Page 7

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
Domestic and Eurodollar Lending Offices
1000 Walnut Street, BB17-1
Kansas City, Missouri 64106

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
Reference:
ABA#
THE FIRST NATIONAL BANK OF FORT SMITH
P. O. Box 7
Fort Smith, Arkansas 72902

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
ABA#
Domestic and Eurodollar Lending Offices
P. O. Box 7
Fort Smith, Arkansas 72902

Attention:
Telephone:
Telecopier:
Electronic Mail:

Account No.:
Account Name:
ABA#
Schedule 9.2 — Page 8

EXHIBIT A
ASSIGNMENT AND ACCEPTANCE
Dated                                         ,
     Reference is made to that certain Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”) among Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc, Freightvalue, Inc., Global Supply Chain Services, Inc., Transport Realty, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, and Tread-Ark Real Estate Corporation (collectively, the “Borrowers”), the lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined in this Assignment and Acceptance, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement. This Assignment and Acceptance is being executed pursuant to Section 9.6 of the Credit Agreement.
                          (the “Assignor”) and                                          (t he “Assignee”) agree as follows:
     1. As of the Effective Date (as defined below), the Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i), (ii), and (iii) of Section 2, a ___%1 interest in and to all of the Assignor’s rights and obligations under the Credit Agreement in connection with its Commitment, including, without limitation, such percentage interest in the Assignor’s Commitment and the Revolving Advances owing to the Assignor, the participation interest in the Letter of Credit Obligations and Swingline Advances held by the Assignor and the Revolving Note, if any, held by the Assignor.
     2. The Assignor (a) represents and warrants that, as of the date hereof but immediately prior to giving effect to this Assignment and Acceptance, its total Commitment is $___, the aggregate outstanding principal amount of Revolving Advances owed to it by the Borrowers is $___, its Pro Rata Share of the Letter of Credit Exposure is $___and its Pro Rata Share of the Swingline Advances is $___; (b) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Document or any other

[1]	Specify percentage in no more than 5 decimal points.
Exhibit A to Credit Agreement — Page 1

instrument or document furnished pursuant thereto; (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition or results of operation of the Company, any Subsidiary of the Company or any Guarantor or the performance or observance by the Company, any Subsidiary of the Company or any Guarantor of any of its obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; and (e) attaches the Revolving Note (if any) referred to in paragraph 1 above [and requests that the Administrative Agent exchange such Revolving Note for a new Revolving Note dated ___, 200___in the principal amount of $___payable to the order of the Assignee [, and a new Revolving Note dated ___, 200___in the principal amount of $___, payable to the order of Assignor]].
     3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with, (i) in the event that the date of this Assignment and Acceptance is prior to the date of delivery of the initial financial statements required to be delivered pursuant to Section 5.6(b) of the Credit Agreement, copies of the financial statements referred to in Section 4.5 of the Credit Agreement or (ii) in the event that the date of this Assignment and Acceptance is after the date of delivery of the initial financial statements required to be delivered pursuant to Section 5.6(b) of the Credit Agreement, copies of the most recent financial statements delivered pursuant to Section 5.6(b) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it has, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Credit Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Lender; (f) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and its Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2, and (h) represents that it is an Eligible Assignee.
     4. Each party to this Assignment and Acceptance represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment and

[2]	If the Assignee is organized under the laws of a jurisdiction outside the United States.
Exhibit A to Credit Agreement — Page 2

     Acceptance and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment and Acceptance has been duly authorized, executed and delivered by such party and that this Assignment and Acceptance constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.
     5. The effective date for this Assignment and Acceptance shall be ___(the “Effective Date”)3 and following the execution of this Assignment and Acceptance, the Administrative Agent will record it.
     6. Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights against the Borrowers pursuant to Sections 2.8, 2.9, 2.11(c) and 9.7 of the Credit Agreement, which shall survive this assignment) and be released from its obligations under the Credit Agreement.
     7. Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Revolving Notes (if any) in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Notes (if any) for periods prior to the Effective Date directly between themselves.
     8. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.
     9. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.

[3]	See Section 9.6 of the Credit Agreement. Such date shall be at least three Business Days after the execution of this Assignment and Acceptance unless otherwise agreed by the parties hereto and the Administrative Agent.
Exhibit A to Credit Agreement — Page 3

     The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:

Name:

Title:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

[ASSIGNEE]

By:

Name:

Title:

Domestic Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Eurodollar Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Exhibit A to Credit Agreement — Page 4

[APPROVED4 AND] ACCEPTED BY:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:

Name:
Title:

Date:

[APPROVED4 BY:]

as Issuing Lender

By:

Name:
Title:

Date:

[APPROVED4 BY:]
ARKANSAS BEST CORPORATION

By:
Judy R. McReynolds
Senior Vice President – Chief Financial Officer
and Treasurer

Date:

[4]	Approval by the Administrative Agent, the Issuing Lender and/or the Company may be required under the definition of “Eligible Assignee” contained in the Credit Agreement.
Exhibit A to Credit Agreement — Page 5

EXHIBIT B
COMPLIANCE CERTIFICATE
FOR FISCAL QUARTER OR FISCAL YEAR ENDED ___________ (the “Subject Period”)
     This certificate dated as of ___, ___is prepared pursuant to Section 5.6(a) and Section 5.6(b) of the Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”) among Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc., Freightvalue, Inc., Global Supply Chain Services, Inc., Transport Realty, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, and Tread-Ark Real Estate Corporation (collectively, the “Borrowers”), the Lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank Texas, National Association, as Administrative Agent. Unless otherwise defined in this certificate, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement.
     The Borrower hereby certifies (a) that no Default currently exists or has occurred or is continuing, (b) that all of the representations and warranties made by the Company and its Subsidiaries in the Credit Agreement (other than Section 4.5(b)), in Section 7 of the Guaranty and in the other Credit Documents are true and correct in all material respects as if made on this date (except for those which expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date) and (c) that as of the last day of the Subject Period the amounts and calculations attached hereto as Attachment “A” are true and correct1.

[1]	Attachment “A” is to contain amounts and calculations, in reasonable detail, with respect to the Borrower’s compliance with the following Sections of the Credit Agreement: Section 6.11 and Section 6.12.
Exhibit B to Credit Agreement — Page 1

     Executed this ___day of                     , ___.

ARKANSAS BEST CORPORATION
By:
Judy R. McReynolds
Senior Vice President – Chief Financial Officer and Treasurer

Exhibit B to Credit Agreement — Page 2

ATTACHMENT A TO COMPLIANCE CERTIFICATE

In Compliance as
of End of Subject
Period
(Please Indicate)
1.	Fixed Charge Coverage Ratio (Section 6.10 of the Credit Agreement

	(a)	Adjusted EBITDA	=

	(b)	Consolidated Rent Expense for Subject Period	=

	(c)	The total of lines (a) and (b)	=

	(d)	Consolidated Rent Expense for Subject Period	=

	(e)	Consolidated Interest Expense for Subject Period	=

	(f)	Scheduled payments on Indebtedness with an original maturity date at least one year after the date	=

	(g)	The total of lines (d) through (f)	=

	(h)	The ratio of the amount entered on line (c) to the amount entered on line (g)	=	___to ___

	If no Company Election Debt has been incurred, is the ratio entered on line (h) greater than 2.00 to 1.00?				Yes	No

	If any Company Election Debt has been incurred, is the ratio entered on line (h) greater than 1.50 to 1.00?				Yes	No

2.	Leverage Ratio. (Section 6.11 of the Credit Agreement)

	(a)	Total Funded Debt	=

	(b)	Adjusted EBITDA	=

	(c)	The ratio of the amount entered on line (a) to the amount entered on line (b)	=	___to ___

	If no Company Election Debt has been incurred, or if any Company Election Debt has been incurred and the Company has received the Tax Refund (provided four Calculation Days have occurred since the occurrence of the Company Election Debt) or eight Calculation Days have occurred since the occurrence of the Company Election Debt, is the ratio entered on line (c) less than or equal to 3.00 to 1.00?				Yes	No

	In all other cases, is the ratio entered on line (c) less than or equal to 3.50 to 1.00?				Yes	No
Exhibit B to Credit Agreement — Page 1

EXHIBIT C
SUBSIDIARY GUARANTY AND CONTRIBUTION AGREEMENT
     This Subsidiary Guaranty and Contribution Agreement dated as of ___, 2007 (this “Agreement”) is executed by the parties signatory hereto or to an Accession Agreement in favor of the Administrative Agent and the Lenders party to the Credit Agreement herein described.
INTRODUCTION
     A. This Agreement is given in connection with the Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”) among Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc., Freightvalue, Inc., Global Supply Chain Services, Inc., Transport Realty, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, and Tread-Ark Real Estate Corporation, (collectively, the “Borrowers”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and the lenders parties thereto.
     B. The Company is the principal financing entity for all capital requirements of its Subsidiaries, and from time to time the Company has made and will continue to make capital contributions and advances to certain of its Subsidiaries, including each of the parties hereto (such parties herein called individually a “Guarantor” and collectively the “Guarantors”). Each Guarantor is a direct or indirect subsidiary of the Company and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.
     C. Under the Credit Agreement, it is a condition to the making of the Advances by the Lenders and the issuance of the Letters of Credit by the Issuing Lenders that each Guarantor shall have executed and delivered this Agreement.
     Therefore, in order to induce the Lenders to make the Advances and the Issuing Lenders to issue the Letters of Credit, each Guarantor hereby agrees as follows:
     Section 1. Definitions. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement.
     Section 2. Guaranty. Each Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all indebtedness, liabilities and/or obligations of the Borrowers now or hereafter existing under the Credit Agreement, the Notes and any other Credit Document, whether for principal, Reimbursement Obligations, interest, fees, expenses or otherwise (such indebtedness, liabilities and/or obligations being hereinafter referred to as the “Guaranteed Obligations”), and any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement. Each Guarantor agrees that its
Exhibit C to Credit Agreement — Page 1

guaranty obligation under this Agreement is a guarantee of payment, not of collection, and that such Guarantor is primarily liable for the payment of the Guaranteed Obligations.
     Section 3. Limit of Liability. Each Guarantor shall be liable under this Agreement with respect to the Guaranteed Obligations only for amounts aggregating up to the largest amount that would not render its guaranty obligation hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.
     Section 4. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of each Guarantor under this Agreement shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document or any other agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement or any Credit Document;
     (c) any release or amendment or waiver of or consent to departure from the Credit Agreement, this Agreement or any other agreement or guaranty, for any of the Guaranteed obligations; or
     (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Borrower or a Guarantor.
     Section 5. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that the Borrowers make payment to the Administrative Agent or any Lender and such payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment occurred. The Guarantor shall defend and indemnify the Administrative Agent and each Lender from and against any claim or loss under this Section 5 (including reasonable attorneys’ fees and expenses) in the defense of any such action or suit.
     Section 6. Certain Waivers.
     6.01. Notice. Each Guarantor hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate and any other notice with respect to any of the Guaranteed Obligations and this Agreement.
     6.02. Other Remedies. Each Guarantor hereby waives any requirement that the Administrative Agent or any Lender exhaust any right or take any action against any Borrower or any other Person, including any action required by Chapter 34 of the Texas Business and Commerce Code.
Exhibit C to Credit Agreement — Page 2

     6.03. Waiver of Subrogation. (a) Each Guarantor hereby irrevocably waives, until payment in full of all Guaranteed Obligations and termination of all Commitments, any claim or other rights which it may acquire against any Borrower that arise from such Guarantor’s obligations under this Agreement or any other Credit Document, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. 509, or otherwise), reimbursement, exoneration, contribution, indemnification or any right to participate in any claim or remedy of the Administrative Agent or any Lender against any Borrower which the Administrative Agent or any Lender now has or acquires. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full and all of the Commitments terminated, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders, and shall promptly be paid to the Administrative Agent for the benefit of the Administrative Agent and the Lenders to be applied to the Guaranteed Obligations, whether matured or unmatured, as the Administrative Agent may elect. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 6.03(a) is knowingly made in contemplation of such benefits.
     (a) Each Guarantor further agrees that it will not enter into any agreement providing, directly or indirectly, for any contribution, reimbursement, repayment or indemnity by any Borrower or any other Person on account of any payment by such Guarantor to the Administrative Agent or the Lenders under this Agreement.
     Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:
     7.01. Legal Authority. Such Guarantor is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, which is set forth on Schedule 4.1 to the Credit Agreement. The execution, delivery and performance by such Guarantor of this Agreement are within such Guarantor’s corporate powers, have been duly authorized by all necessary corporate or other legal action, and do not contravene or violate (a) such Guarantor’s charter or bylaws or other organizational document or (b) any law or material contractual restriction affecting such Guarantor or its Property.
     7.02. Government Approval. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Guarantor of this Agreement.
     7.03. Binding Obligations. This Agreement is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights (whether considered in a proceeding at law or in equity).
     Section 8. Covenants. Each Guarantor will comply with all covenant provisions of Article V and Article VI of the Credit Agreement to the extent such provisions are applicable to a Subsidiary of the Borrower.
Exhibit C to Credit Agreement — Page 3

     Section 9. Contribution. As a result of the transactions contemplated by the Credit Agreement, each of the Guarantors will benefit, directly and indirectly, from the Obligations and in consideration thereof desire to enter into a contribution agreement among themselves as set forth in this Section 9 to allocate such benefits among themselves and to provide a fair and equitable arrangement to make contributions in the event any payment is made by any Guarantor hereunder to the Administrative Agent or the Lenders (such payment being referred to herein as a “Contribution”). The Guarantors hereby agree as follows:
     9.01. Calculation of Contribution. In order to provide for just and equitable contribution among the Guarantors in the event any Contribution is made by a Guarantor (a “Funding Guarantor”), such Funding Guarantor shall be entitled to a contribution from certain other Guarantors for all payments, damages and expenses incurred by that Funding Guarantor in discharging any of the Obligations, in the manner and to the extent set forth in this Section 9.01. The amount of any Contribution under this Agreement shall be equal to the payment made by the Funding Guarantor to the Administrative Agent or any other beneficiary pursuant to this Agreement and shall be determined as of the date on which such payment is made.
     9.02. Benefit Amount Defined. For purposes of this Agreement, the “Benefit Amount” of any Guarantor as of any date of determination shall be the net value of the benefits to such Guarantor and all of its Subsidiaries (including any Subsidiaries which may be Guarantors) from extensions of credit made by the Lenders to the Borrowers under the Credit Agreement; provided, that in determining the contribution liability of any Guarantor which is a Subsidiary to its direct or indirect parent corporation or of any Guarantor to its direct or indirect Subsidiary, the Benefit Amount of such Subsidiary and its Subsidiaries, if any, shall be subtracted in determining the Benefit Amount of the parent corporation. Such benefits shall include benefits of funds constituting proceeds of Advances made to the Borrowers by the Lenders which are in turn advanced or contributed by the Borrowers to such Guarantor or its Subsidiaries and benefits of Letters of Credit issued pursuant to the Credit Agreement on behalf of, or the proceeds of which are advanced or contributed or otherwise benefit, directly or indirectly, such Guarantor and its Subsidiaries (collectively, the “Benefits”). In the case of any proceeds of Advances or Benefits advanced or contributed to a Person of which any of the equity interests are owned directly or indirectly by a Guarantor (an “Owned Entity”), the Benefit Amount of a Guarantor with respect thereto shall be that portion of the net value of the benefits attributable to Advances or Benefits equal to the direct or indirect percentage ownership of such Guarantor in its Owned Entity.
     9.03. Contribution Obligation. Each Guarantor shall be liable to a Funding Guarantor in an amount equal to the greater of (a) (i) the ratio of the Benefit Amount of such Guarantor to the total amount of Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Guarantor and (b) 95% of the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Guarantor is deemed made for purposes of this Agreement (giving effect to all payments made by other Funding Guarantors as of such date in a manner to maximize the amount of such contributions).
Exhibit C to Credit Agreement — Page 4

     9.04. Allocation. In the event that at any time there exists more than one Funding Guarantor with respect to any Contribution (in any such case, the “Applicable Contribution”), then payment from other Guarantors pursuant to this Agreement shall be allocated among such Funding Guarantors in proportion to the total amount of the Contribution made for or on account of the Borrowers by each such Funding Guarantor pursuant to the Applicable Contribution. In the event that at any time any Guarantor pays an amount under this Agreement in excess of the amount calculated pursuant to clause (a) of Section 9.03, that Guarantor shall be deemed to be a Funding Guarantor to the extent of such excess and shall be entitled to contribution from the other Guarantors in accordance with the provisions of this Section 9.04.
     9.05. Subsidiary Payment. The amount of contribution payable under this Section 9.05 by any Guarantor shall be reduced by the amount of any contribution paid hereunder by a Subsidiary of such Guarantor.
     9.06. Equitable Allocation. If as a result of any reorganization, recapitalization or other corporate change in the Company or any of its Subsidiaries, or as a result of any amendment, waiver or modification of the terms and conditions of other Sections of this Agreement or the Obligations, or for any other reason, the contributions under this Section 9.06 become inequitable as among the Guarantors, the Guarantors shall promptly modify and amend this Section 9.06 to provide for an equitable allocation of contributions. Any of the foregoing modifications and amendments shall be in writing and signed by all Guarantors.
     9.07. Asset of Party to Which Contribution is Owing. The Guarantors acknowledge that the right to contribution hereunder shall constitute an asset in favor of the Guarantor to which such contribution is owing.
     9.08. Subordination. No payments payable by a Guarantor pursuant to the terms of this Section 9 shall be paid until all amounts then due and payable by the Borrowers to any Lender, pursuant to the terms of the Credit Documents, are paid in full in cash. Nothing contained in this Section 9 shall affect the indebtedness, liabilities or obligations of any Guarantor to the Administrative Agent or any Lender under this Agreement, the Credit Agreement or any other Credit Documents.
     Section 10. Miscellaneous.
     10.01. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing, including telegraphic communication, and delivered or teletransmitted to the Administrative Agent, as set forth in the Credit Agreement, and to each Guarantor, at the address set forth beside such Guarantor’s name on Annex 1 hereto or in the Accession Agreement executed by such Guarantor, or to such other address as shall be designated by any Guarantor or the Administrative Agent in written notice to the other parties. All such notices and other communications shall be effective when delivered or teletransmitted to the above addresses.
     10.02. Amendments, Etc. No waiver of any provision of this Agreement nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent, the Majority Lenders and the Borrowers, and no
Exhibit C to Credit Agreement — Page 5

amendment of this Agreement shall be effective unless the same shall be in writing and signed by each Guarantor and the Administrative Agent, with the consent of the Majority Lenders; provided, however, that any amendment or waiver releasing any Guarantor from any liability hereunder shall be signed by all the Lenders; provided, further, however, that any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, in the event that any Subsidiary of the Company hereafter is required in a accordance with the terms of the Credit Agreement or otherwise agrees to become a guarantor of the Borrowers’ obligations under the Credit Documents, then such Subsidiary may become a party to this Agreement by executing an Accession Agreement (“Accession Agreement”) in the form attached hereto as Annex 2, and each Guarantor and the Administrative Agent hereby agrees that, upon such Subsidiary’s execution of such Accession Agreement, this Agreement shall be deemed to have been amended to make such Person a Guarantor hereunder for all purposes and a party hereto and no signature is required on behalf of the other Guarantors or the Administrative Agent to make such an amendment to this Agreement effective.
     10.03. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     10.04. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Lenders are hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by the Administrative Agent or the Lenders to the account of any Guarantor against any and all of the obligations of such Guarantor under this Agreement, irrespective of whether or not the Administrative Agent or the Lenders shall have made any demand under this Agreement and although such obligations may be contingent and unmatured. The Administrative Agent and the Lenders agree promptly to notify each Guarantor affected by any such set-off after any such set-off and application made by the Administrative Agent or the Lenders provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 10.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent and the Lenders may have.
     10.05. Continuing Guaranty; Transfer of Interest. This Agreement shall create a continuing guaranty and shall (a) remain in full force and effect until payment in full and termination of the Guaranteed Obligations, (b) be binding upon each Guarantor, its successors, and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Credit Document to any other Person pursuant to the terms of the Credit Agreement or other Credit Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Agreement. Subject to Section 5, upon the payment in full and termination of the Guaranteed Obligations, the guaranties granted hereby shall
Exhibit C to Credit Agreement — Page 6

terminate and all rights hereunder shall revert to each Guarantor to the extent such rights have not been applied pursuant to the terms hereof. Subject to Section 5, upon any such termination, the Administrative Agent will, at each Guarantor’s expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.
     10.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.
     10.07. WAIVERS OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY OR TO ANY COUNTERCLAIM THEREIN.
     10.08. Jurisdiction; Venue.
     (a) SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN THE COURTS OF ANY JURISDICTION.
     (b) WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Exhibit C to Credit Agreement — Page 7

     (c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.09. ENTIRE AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.
     THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     10.10. Subordination of Indebtedness and Liens. In connection with this Agreement, each Guarantor hereby agrees as follows:
     (a) The payment of any and all principal of and interest on the Subordinated Indebtedness (as defined below) shall in all respects be subordinate and junior in right of payment and enforcement to the prior payment and enforcement in full of all Guaranteed Obligations as provided in this Section 10.10. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guaranty of any nature to secure, guarantee or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Debtor (hereafter defined) or received, accepted, retained or applied by any Guarantor unless and until the Guaranteed Obligations shall have been irrevocably paid and performed in full. If any sums shall be paid to any Guarantor or any Affiliate of a Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by such Guarantor or such Affiliate of a Guarantor for the benefit of the Administrative Agent and the Lenders and shall forthwith be delivered to the Administrative Agent without affecting the liability of such Guarantor or such Affiliate of a Guarantor under this Agreement and may be applied by the Administrative Agent against the Guaranteed Obligations in accordance with the Credit Agreement. Upon the request of the Administrative Agent, each Guarantor shall execute, deliver and endorse to the Administrative Agent such documentation as the Administrative Agent may request to perfect, preserve and enforce its rights hereunder. For purposes of this Agreement and with respect to each Guarantor, the term “Subordinated Indebtedness” means all indebtedness, liabilities and obligations of the Company or any Subsidiary of the Company other than such Guarantor (the Company and such Subsidiaries of the Borrower hereinafter called the “Debtors”) to such Guarantor, whether such indebtedness, liabilities and obligations now exist or are hereafter incurred or arise, or are primary, absolute,
Exhibit C to Credit Agreement — Page 8

secondary, direct, indirect, fixed, contingent, liquidated, unliquidated, secured or unsecured, matured or unmatured, joint, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities or obligations are evidenced by a note, contract, open account or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Guarantor;
     (b) Any and all Liens (including any judgment Liens) upon any Debtor’s property or assets securing payment of any Subordinated Indebtedness (the “Subordinated Liens”) shall be and remain inferior and subordinate to any and all Liens, if any exist, upon any Debtor’s assets securing payment of the Guaranteed Obligations or any part thereof, regardless of whether such Subordinated Liens presently exist or are hereafter created or when such Subordinated Liens were created, perfected, filed or recorded. Each Guarantor shall not exercise or enforce any creditors’ rights or remedies that it may have against any Debtor or foreclose, repossess, sequester or otherwise institute any action or proceeding (whether judicial or otherwise, including, without limitation, the commencement of, or joinder in, any bankruptcy, insolvency, reorganization, liquidation, receivership or other debtor relief law) to enforce any Subordinated Lien on any property or assets of any Debtor unless and until the Guaranteed Obligations shall have been irrevocably paid and performed in full;
     (c) In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief or other insolvency proceeding involving any Debtor as debtor, the Administrative Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions and payments made in respect of the Subordinated Indebtedness until the Guaranteed Obligations have been irrevocably paid and performed in full. The Administrative Agent may apply any such dividends, distributions and payments against the Guaranteed Obligations in accordance with the Credit Agreement;
     (d) All promissory notes, accounts receivable, ledgers, records or any other evidence of Subordinated Indebtedness, and all mortgages, deeds of trust, security agreements, assignments and other security documents evidencing the Subordinated Liens, shall contain a specific written notice thereon that the indebtedness and Liens evidenced thereby are subordinated under the terms of this Agreement; and
     (e) The terms and provisions of this Section 10.10 are given by each Guarantor as additional rights, remedies and benefits to any and all other subordination agreements heretofore, concurrently herewith or hereafter executed by such Guarantor to or in favor of the Administrative Agent or any Lender, and nothing in this Agreement shall ever be deemed to in any way negate or replace any other such previous, concurrent or subsequent subordination agreements.
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Exhibit C to Credit Agreement — Page 9

     Each Guarantor has caused this Agreement to be duly executed as of the date first above written.

GUARANTORS:

By:

Name:
Title:

Exhibit C to Credit Agreement — Page 10

ANNEX 1
to Subsidiary Guaranty and Contribution Agreement
ADDRESSES OF GUARANTORS FOR NOTICES

Name of	Jurisdiction	Address of
Subsidiary	of Incorporation	Principal Office

Annex 1 to Exhibit C to Credit Agreement - Page 1

ANNEX 2
to Subsidiary Guaranty and Contribution Agreement
ACCESSION AGREEMENT
                         [NAME OF SUBSIDIARY], a                      [corporation] [limited liability company] (the “Subsidiary”), hereby agrees with (i) Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of May 4, 2007 among Arkansas Best Corporation, a Delaware corporation which is the direct or indirect shareholder of the Subsidiary, the other borrowers thereto, the lenders party thereto (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined in this Accession Agreement, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement), and (ii) the parties to the Subsidiary Guaranty and Contribution Agreement dated as of                           , 2007 (as the same may be amended, restated or otherwise modified from time to time, the “Guaranty Agreement”) executed in connection with the Credit Agreement, as follows:
     The Subsidiary hereby agrees and confirms that, as of the date hereof, it (a) intends to be a party to the Guaranty Agreement and undertakes to guaranty payment of the Guaranteed Obligations in accordance with the Guaranty Agreement and to pay and perform all the indebtedness, liabilities and obligations expressed therein of a Guarantor (as defined in the Guaranty Agreement), (b) agrees to be bound by all of the provisions of the Guaranty as if it had been an original party to such Guaranty, and (c) confirms that the representations and warranties set forth in the Guaranty with respect to the Subsidiary, a party thereto, are true and correct in all material respects as of the date of this Accession Agreement.
     For purposes of notices under the Guaranty, the address for the Subsidiary is as follows:

Attention:

Telephone:

Telecopy:

     This Accession Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     IN WITNESS WHEREOF this Accession Agreement was executed and delivered as of the       day of                     ,      .

[NAME OF SUBSIDIARY]

By:

Name:

Title:

Annex 2 to Exhibit C to Credit Agreement - Page 2

EXHIBIT D
INCREASED COMMITMENT AGREEMENT
     This INCREASED COMMITMENT AGREEMENT (this “Agreement”) is dated as of                     ,       and entered into by and among Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc., Freightvalue, Inc., Global Supply Chain Services, Inc. Transport Realty, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, and Tread-Ark Real Estate Corporation (collectively, the “Borrowers”), each of the banks or other lending institutions which is a signatory hereto (individually a “Supplementing Lender” and collectively the “Supplementing Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent for itself and the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); and is made with reference to that certain Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement.
RECITALS
     WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the Borrowers and the Supplementing Lenders are entering into this Increased Commitment Agreement to provide for the increase of the aggregate Commitments;
     WHEREAS, the Borrowers desire to increase the aggregate Commitments and the Supplementing Lenders agree to provide such increase as set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:
     Section 1. Increase in Commitments. Subject to the terms and conditions hereof, each Supplementing Lender severally agrees (a) to increase its Commitment by the amount set forth opposite its name on its signature page hereto under the heading “Increase in Commitment” and (b) that, after giving effect to this Agreement, its total Commitment shall be the amount set forth opposite its name on its signature page hereto under the heading “Total Commitment.”
     Section 2. Conditions to Effectiveness. Section 1 of this Agreement shall become effective only upon the satisfaction of the following conditions precedent:
     (a) if requested by the Administrative Agent, receipt by the Administrative Agent of an opinion of counsel to the Borrowers as to such of the matters referred to in Exhibit J to the Credit Agreement as such matters relate to this Agreement or are

Exhibit D to Credit Agreement - Page 1

otherwise relevant hereto in the judgment of the Administrative Agent, dated the date hereof and satisfactory in form and substance to the Administrative Agent;
     (b) if requested by the Administrative Agent, receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrowers to authorize the execution, delivery and performance of this Agreement; and
     (c) if requested by the Administrative Agent, receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.
     Section 3. Supplementing Lenders Representations and Warranties. Each Supplementing Lender that is not currently a Lender party to the Credit Agreement hereby (a) confirms that it has received a copy of the Credit Agreement, together with, (i) in the event that the date of this Agreement is prior to the date of delivery of the initial financial statements required to be delivered pursuant to Section 5.6(b) of the Credit Agreement, copies of the financial statements referred to in Section 4.5 of the Credit Agreement or (ii) in the event that the date of this Agreement is after the date of delivery of the initial financial statements required to be delivered pursuant to Section 5.6(b) of the Credit Agreement, copies of the most recent financial statements delivered pursuant to Section 5.6(b) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it has, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Lender; (f) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to such Supplementing Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Supplementing Lender under the Credit Agreement and its Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty1; and (h) represents that it is an Eligible Assignee.

[1]	If such Supplementing Lender is organized under the laws of a jurisdiction outside the United States.

Exhibit D to Credit Agreement - Page 2

     Section 4. Borrowers Representations and Warranties. In order to induce the Supplementing Lenders to enter into this Agreement and to supplement the Credit Agreement in the manner provided herein, the Borrowers represent and warrant to Administrative Agent and each Supplementing Lender that (a) the representations and warranties contained in Article IV of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the date hereof (except for those which expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement.
     Section 5. Effect of Supplement. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except, as expressly modified and superseded by this Agreement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Borrower, the Administrative Agent and the Supplementing Lenders hereby agree that the Credit Agreement, as supplemented hereby, shall continue to be legal, valid, binding and enforceable in accordance with its terms. Any and all agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as supplemented hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.
     Section 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
     Section 7. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 8. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.
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Exhibit D to Credit Agreement - Page 3

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS: ARKANSAS BEST CORPORATION
By:
Judy R. McReynolds
Senior Vice President -- Chief Financial Officer and Treasurer

ABF FARMS, INC.
ABF CARTAGE, INC.
TRANSPORT REALTY, INC.
FLEETNET AMERICA, INC.
DATA-TRONICS CORP.
TREAD-ARK CORPORATION
TREAD-ARK REAL ESTATE CORPORATION
FREIGHTVALUE, INC.
GLOBAL SUPPLY CHAIN SERVICES, INC.

By:
Judy R. McReynolds
Treasurer

TREAD-ARK INVESTMENT CORPORATION ABF FREIGHT SYSTEM, INC.
By:
Judy R. McReynolds
Assistant Treasurer

Exhibit D to Credit Agreement - Page 4

ARKANSAS BEST AIRPLANE LEASING, INC. ABF AVIATION, LLC
By:
Judy R. McReynolds
Vice President and Treasurer

Exhibit D to Credit Agreement - Page 5

SUPPLEMENTING LENDERS:
Increase in Commitment:

$

Total Commitment:	By:

Name:

$	Title:

Domestic Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Eurodollar Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Exhibit D to Credit Agreement - Page 6

Increase in Commitment:

$

Total Commitment:	By:

Name:

$	Title:

Domestic Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Eurodollar Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Exhibit D to Credit Agreement - Page 7

Increase in Commitment:

$

Total Commitment:	By:

Name:

$	Title:

Domestic Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Eurodollar Lending Office:

Address:

Attention:

Telecopy:

Telephone:

Electronic Mail:

Exhibit D to Credit Agreement - Page 8

AGENT:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, AS THE ADMINISTRATIVE AGENT

By:

Name:

Title:

Exhibit D to Credit Agreement - Page 9

ACKNOWLEDGEMENT
     Each Guarantor hereby: (a) consents and agrees to this Agreement; (b) agrees that the Subsidiary Guaranty and Contribution Agreement (i.e., the “Guaranty” as such term is defined in the Credit Agreement referred to in this Agreement) previously executed by the undersigned is in full force and effect and continues to be its legal, valid and binding obligation enforceable in accordance with its terms; and (c) agrees that the indebtedness, liabilities and obligations of the Borrower arising as a result of the increase in the aggregate Commitments contemplated by this Agreement are “Guaranteed Obligations” as defined in such Subsidiary Guaranty and Contribution Agreement.

GUARANTORS:

[LIST ALL GUARANTORS]

By:

Name:

Title:

Exhibit D to Credit Agreement - Page 10

EXHIBIT E
NOTICE OF BORROWING
As of                     , ___
Wells Fargo Bank, National Association,
as Administrative Agent under the Credit Agreement herein described
1445 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention:      Stephen C. Melton
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc., Freightvalue, Inc., Global Supply Chain Services, Inc., Transport Realty, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, and Tread-Ark Real Estate Corporation (collectively, the “Borrowers”), the lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined in this Notice of Borrowing, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement.
     The Borrower signing below hereby gives you this Notice of Borrowing irrevocably, pursuant to Section 2.2(a) of the Credit Agreement. The Borrower signing below hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:
     (a) The Business Day of the Proposed Borrowing is ___, 200___.
     (b) The Proposed Borrowing will be a [Revolving Borrowing] [Swingline Advance]. If such Proposed Borrowing is a Revolving Borrowing, such Borrowing will be composed of [Base Rate Advances] [Eurodollar Rate Advances].
     (c) The aggregate amount of the Proposed Borrowing is $___.
     (d) The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [7 days] [14 days] [28 days] [___month[s]].
     (e) The Proposed Borrowing will be made available to the Borrower signing below in the following bank account:
Exhibit E to Credit Agreement – Page 1

Bank Name:

ABA or Routing #:

Account Name:

Account Number:

     The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true on the date of the Proposed Borrowing:
     (i) in the representations and warranties contained in the Credit Agreement (other than Section 4.5(b)), in Section 7 of the Guaranty, in the Foreign Stock Pledge Agreement, if any have been previously executed, and in the other Credit Documents are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing (except for those which expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date); and
     (ii) no Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

[BORROWER]

By:

Name:

Title:

Exhibit E to Credit Agreement – Page 2

EXHIBIT F
NOTICE OF CONVERSION OR CONTINUATION
As of                     , 200___
Wells Fargo Bank, National Association,
as Administrative Agent under the Credit Agreement herein described
1445 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention:      Mr. Stephen C. Melton
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among the Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc., Freightvalue, Inc., Global Supply Chain Services, Inc., Transport Realty, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, and Tread-Ark Real Estate Corporation, (collectively, the “Borrowers”), the lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined in this notice, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement.
     The Borrower signing below hereby gives you this Notice of Conversion or Continuation (the “Notice”) irrevocably, pursuant to Section 2.2(b) of the Credit Agreement. The Borrower signing below hereby requests a Conversion or continuation of an outstanding Borrowing, and in connection with that request sets forth below the information relating to such Conversion or continuation (the “Proposed Action”) as required by Section 2.2(b) of the Credit Agreement:
     (a) The Business Day of the Proposed Action is                     , ___.
     (b) After giving effect to the Proposed Action, the outstanding Borrowing will be a composed of [Base Rate Advances] [Eurodollar Rate Advances].
     (c) The aggregate amount of the outstanding Borrowing to be Converted or continued is $                     and presently consists of [Base Rate Advances] [Eurodollar Rate Advances].
     (d) The Proposed Action consists of [a Conversion to [Base Rate Advances] [Eurodollar Rate Advances]] [a continuation of [Base Rate Advances] [Eurodollar Rate Advances]].
Exhibit F to Credit Agreement – Page 1

     (e) The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Action is [7 days] [14 days] [28 days] [___month[s]].

Very truly yours,

[BORROWER]

By:

Name:

Title:

Exhibit F to Credit Agreement – Page 2

EXHIBIT G
REVOLVING NOTE

$	, 2007
     For value received, the undersigned Arkansas Best Corporation, a Delaware corporation, ABF Aviation, LLC, an Arkansas limited liability company, ABF Cartage, Inc., a Delaware corporation, ABF Farms, Inc., an Arkansas corporation, ABF Freight System, Inc., a Delaware corporation, Arkansas Best Airplane Leasing, Inc., an Arkansas corporation, Data-Tronics Corp., an Arkansas corporation, FleetNet America, Inc., an Arkansas corporation, Freightvalue, Inc., an Arkansas corporation, Global Supply Chain Services, Inc., an Arkansas corporation, Transport Realty, Inc., an Arkansas corporation, Tread-Ark Corporation, a Delaware corporation, Tread-Ark Investment Corporation, a Nevada corporation, and Tread-Ark Real Estate Corporation, a Delaware corporation, (collectively, the “Borrowers”), hereby promises to pay to the order of                      (the “Lender”) the principal amount of                      and ___/100 Dollars ($                    ) or, if less, the aggregate outstanding principal amount of each Revolving Advance (as defined in the Credit Agreement referred to below) made or deemed to be made by the Lender to the Borrower, together with interest on the unpaid principal amount of each such Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
     This Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined in this Note, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement. The holder of this Note shall be entitled to, without limitation, the benefits provided in the Credit Agreement as set forth herein. The Credit Agreement, among other things, (a) provides for the making of Revolving Advances by the Lender to the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrowers resulting from each such Revolving Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 1445 Ross Avenue, 3rd Floor, Dallas, Texas 75201 (or at such other location or address as may be specified by the Administrative Agent to the Borrowers) in same day funds. The Administrative Agent and/or the Lender shall record all Revolving Advances and payments of principal made under this Note, but no failure of the Administrative
Exhibit G to Credit Agreement – Page 1

Agent and/or the Lender to make such recordings shall affect the Borrowers’ repayment obligations under this Note.
     Except as specifically provided in the Credit Agreement, the Borrowers and each surety, guarantor, endorser and other party liable for payment of any sums of money payable on this Note hereby jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of intent to accelerate, notice of acceleration, notice of intent to demand, any other notice of any kind, diligence in collecting, grace and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder of this Note. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
     THIS NOTE, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, REPRESENT THE FINAL AGREEMENT OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     Exhibit G to Credit Agreement – Page 2

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas.

ARKANSAS BEST CORPORATION

By:

Judy R. McReynolds Senior Vice President – Chief Financial Officer and Treasurer

ABF FARMS, INC.
ABF CARTAGE, INC.
TRANSPORT REALTY, INC.
FLEETNET AMERICA, INC.
DATA-TRONICS CORP.
TREAD-ARK CORPORATION
TREAD-ARK REAL ESTATE CORPORATION
FREIGHTVALUE, INC.
GLOBAL SUPPLY CHAIN SERVICES, INC.

By:

Judy R. McReynolds Treasurer

TREAD-ARK INVESTMENT CORPORATION ABF FREIGHT SYSTEM, INC.

By:

Judy R. McReynolds Assistant Treasurer

ARKANSAS BEST AIRPLANE LEASING, INC. ABF AVIATION, LLC

By:

Judy R. McReynolds Vice President and Treasurer
Exhibit G to Credit Agreement – Page 3

EXHIBIT H
SWINGLINE NOTE

$25,000,000	, 2007
     For value received, the undersigned Arkansas Best Corporation, a Delaware corporation, ABF Aviation, LLC, an Arkansas limited liability company, ABF Cartage, Inc., a Delaware corporation, ABF Farms, Inc., an Arkansas corporation, ABF Freight System, Inc., a Delaware corporation, Arkansas Best Airplane Leasing, Inc., an Arkansas corporation, Data-Tronics Corp., an Arkansas corporation, FleetNet America, Inc., an Arkansas corporation, Freightvalue, Inc., an Arkansas corporation, Global Supply Chain Services, Inc., an Arkansas corporation, Transport Realty, Inc., an Arkansas corporation, Tread-Ark Corporation, a Delaware corporation, Tread-Ark Investment Corporation, a Nevada corporation, Tread-Ark Real Estate Corporation, a Delaware corporation (collectively, the “Borrowers”), hereby promises to pay to the order of Wells Fargo Bank, National Association (the “Lender”) the principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000) or, if less, the aggregate outstanding principal amount of each Swingline Advance (as defined in the Credit Agreement referred to below) made by the Lender to the Borrowers, together with interest on the unpaid principal amount of each such Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
     This Note is the Swingline Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of May 4, 2007 (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders parties thereto, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined in this Note, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement. The holder of this Note shall be entitled to, without limitation, the benefits provided in the Credit Agreement as set forth herein. The Credit Agreement, among other things, (a) provides for the making of Swingline Advances by the Lender to the Borrowers from time to time at the discretion of the Lender in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrowers resulting from each such Swingline Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to the Lender at 1445 Ross Avenue, 3rd Floor, Dallas, Texas 75201 (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds. The Lender shall record all Swingline Advances and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrowers’ repayment obligations under this Note.
Exhibit H to Credit Agreement — Page 1

     Except as specifically provided in the Credit Agreement, the Borrowers and each surety, guarantor, endorser and other party liable for payment of any sums of money payable on this Note hereby jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of intent to accelerate, notice of acceleration, notice of intent to demand, any other notice of any kind, diligence in collecting, grace and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder of this Note. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
     THIS NOTE, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, REPRESENT THE FINAL AGREEMENT OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Exhibit H to Credit Agreement — Page 2

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas.

ARKANSAS BEST CORPORATION

By:

Judy R. McReynolds Senior Vice President — Chief Financial Officer and Treasurer

ABF FARMS, INC.
ABF CARTAGE, INC.
TRANSPORT REALTY, INC.
FLEETNET AMERICA, INC.
DATA-TRONICS CORP.
TREAD-ARK CORPORATION
TREAD-ARK REAL ESTATE CORPORATION
FREIGHTVALUE, INC.
GLOBAL SUPPLY CHAIN SERVICES, INC.

By:

Judy R. McReynolds Treasurer

TREAD-ARK INVESTMENT CORPORATION ABF FREIGHT SYSTEM, INC.

By:

Judy R. McReynolds Assistant Treasurer

ARKANSAS BEST AIRPLANE LEASING, INC. ABF AVIATION, LLC

By:

Judy R. McReynolds Vice President and Treasurer
Exhibit H to Credit Agreement — Page 3

EXHIBIT I
WITHHOLDING TAX CERTIFICATE
     Reference is made to that certain Second Amended and Restated Credit Agreement dated as of May 4, 2007, among Arkansas Best Corporation, ABF Aviation, LLC, ABF Cartage, Inc., ABF Farms, Inc., ABF Freight System, Inc., Arkansas Best Airplane Leasing, Inc., Data-Tronics Corp., FleetNet America, Inc., , Freightvalue, Inc. Transport Realty, Inc., Global Supply Chain Services, Inc., Tread-Ark Corporation, Tread-Ark Investment Corporation, Tread-Ark Real Estate Corporation (collectively, the “Borrowers”), the lenders parties thereto (the “Lenders”), Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as administrative agent for the Banks (the “Administrative Agent”) (as the same may be amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings herein as defined in the Credit Agreement.                      (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.11(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
     1. The Non-U.S. Lender is the sole record and beneficial owner of the Commitment and Advances in respect of which it is providing this certificate.
     2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
     (a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
     (b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
     3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.
     4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
Exhibit I to Credit Agreement

     IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:

Name:

Title:

Date:

Exhibit I to Credit Agreement

EXHIBIT J
FORM OF BORROWERS’/GUARANTORS’ COUNSEL OPINION
                    , 2007
To Each of the Lenders Party to the Credit
Agreement and Wells Fargo Bank,
National Association, as administrative
agent for the Banks
Ladies and Gentlemen:
     I have acted as counsel to Arkansas Best Corporation, a Delaware corporation, ABF Aviation, LLC, an Arkansas limited liability company, ABF Cartage, Inc., a Delaware corporation, ABF Farms, Inc., an Arkansas corporation, ABF Freight System, Inc., a Delaware corporation, Arkansas Best Airplane Leasing, Inc., an Arkansas corporation, Data-Tronics Corp., an Arkansas corporation, FleetNet America, Inc., an Arkansas corporation, Freightvalue, Inc., an Arkansas corporation, Global Supply Chain Services, Inc., an Arkansas corporation, Transport Realty, Inc., an Arkansas corporation, Tread-Ark Corporation, a Delaware corporation, Tread-Ark Investment Corporation, a Nevada corporation, Tread-Ark Real Estate Corporation, a Delaware corporation (collectively, the “Borrowers”), in connection with the Second Amended and Restated Credit Agreement dated as of May 4, 2007 (the “Credit Agreement”), among the Borrowers, the lending institutions party thereto (the “Lenders”), Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents, Wachovia Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). I have been requested to render this opinion pursuant to Section 3.1(a)(iv) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement.
     In connection with this opinion, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate documents and records of the Borrowers and have received such information from officers and representatives of the Borrowers as I have deemed necessary or appropriate to enable me to express the opinions expressed below. I have also relied on certificates of officers of the Borrowers and certificates of public officials as to certain factual matters. For purposes of this opinion, I have also examined each of the Credit Documents.
     In rendering my opinion, I have assumed (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to me as originals, (c) the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies, and (d) the due authorization, execution and delivery of all documents referred to herein by the parties thereto other than the Borrowers.
Exhibit J to Credit Agreement — Page 1

     Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth below, and as may be disclosed in the Credit Documents, I am of the opinion that:
     1. Each of the Borrowers is a corporation duly incorporated or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdictions of its incorporation or organization (as applicable).
     2. Each of the Borrowers has the requisite power to own or hold under lease its assets and to carry on its businesses as now being conducted and as proposed to be conducted.
     3. Each of the Borrowers is duly qualified as a foreign entity and is authorized to do business in each jurisdiction where the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the business, operations or financial condition of any of the Borrowers.
     4. To my knowledge after due inquiry, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against or affecting any of the Borrowers or the rights of any of the Borrowers which could reasonably be expected to have a material adverse effect on the financial condition, operations or business of any of the Borrowers or the ability of any of the Borrowers to perform its respective obligations under the Credit Documents.
     5. None of (a) the execution and delivery of the Credit Documents, (b) the consummation of the transactions therein contemplated, or (c) compliance with the terms and provisions thereof will (i) violate or result in a breach of, or require any consent under, the certificate or articles, as the case may be, of incorporation or organization or bylaws or other constitutional document of any of the Borrowers, or any law or regulation applicable to any of the Borrowers, or any of their respective properties, or any order, writ, injunction or decree of any court or Governmental Authority or agency known to us after due inquiry, (ii) violate or result in a breach of or a default under any material agreement, document or instrument to which any of the Borrowers is a party or by which any of the Borrowers or their respective properties are bound, known to me after due inquiry (a “Material Contract”), or (iii) except for the Liens permitted by the Agreement, result in the creation or imposition of any Lien upon any of the revenues or assets of any of the Borrowers pursuant to the terms of any such Material Contract.
     6. Each of the Borrowers has all necessary power and authority to execute, deliver and perform its respective obligations under the Credit Documents to which it is a party, and the execution, delivery and performance by each of the Borrowers of the Credit Documents to which it is a party and the obligations thereunder have been duly authorized by all necessary action.
     7. Each of the Credit Documents to which any Loan Party is a party have been duly and validly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligations of such Loan Party enforceable against it in accordance with their respective terms, except that the enforceability thereof may be limited (a) by bankruptcy, insolvency, reorganization, fraudulent conveyance or moratorium or other similar laws relating to the
Exhibit J to Credit Agreement — Page 2

enforcement of creditors’ rights generally and (b) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     8. No authorizations, approvals or consents of, or filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by any of the Borrowers of the Credit Documents to which it is a party, except for authorizations, consents and approvals that have already been obtained and filings which have already been made.
     9. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System).
     10. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     The opinions expressed herein are as of the date hereof only, and I assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to my attention or any change in law that may occur or become effective.
     The foregoing opinion is, with your concurrence, predicated upon and qualified in its entirety by the following:
I am a member of the Bar of the State of Arkansas, and I express no opinion as to the laws of any jurisdiction, other than the Federal Laws of the United States of America, the Laws of the State of Arkansas, the Delaware General Corporation Law, and Delaware limited liability company law. Insofar as the foregoing opinion involves agreements that purport to be governed by Texas or other states’ laws, I have assumed that such law is the same as the Law of the State of Arkansas.
     This opinion is solely for your benefit and may not be relied upon by any person other than you and your counsel and any of your assignees and participants.
Very truly yours,
Michael R. Johns
Exhibit J to Credit Agreement — Page 3

EXHIBIT K
BORROWER JOINDER
                          [NAME OF SUBSIDIARY], a                      [corporation] [limited liability company] (the “Subsidiary”), hereby agrees with Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of May 4, 2007 among Arkansas Best Corporation, a Delaware corporation which is the direct or indirect shareholder of the Subsidiary, the other borrowers thereto, the lenders party thereto (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined in this Borrower Joinder, capitalized terms used herein shall have the same meanings herein as defined in the Credit Agreement), as follows:
     The Subsidiary hereby agrees and confirms that, as of the date hereof, it (a) intends to be a party to the Credit Agreement as a Borrower and undertakes to pay and perform all the indebtedness, liabilities and obligations expressed therein of a Borrower, (b) agrees to be bound by all of the provisions of the Credit Agreement and the other Credit Documents to which Borrowers are a party as if it had been an original party to the Credit Agreement and such other Credit Documents, and (c) confirms that the representations and warranties set forth in the Credit Agreement and the other Credit Documents with respect to the Subsidiary are true and correct in all material respects as of the date of this Borrower Joinder (except for those which expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date).
     For purposes of notices under the Credit Agreement, the address for the Subsidiary is as follows:
      Attention:
     Telephone:
      Telecopy:
     This Borrower Joinder shall be governed by and construed in accordance with the laws of the State of Texas.
     IN WITNESS WHEREOF this Borrower Joinder was executed and delivered as of the ___day of                     , ___.

[NAME OF SUBSIDIARY]

By:

Name:

Title:

Exhibit K to Credit Agreement